Exhibit 2.1

CERTAIN INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT

IS BOTH IMMATERIAL AND COMPETITIVELY

HARMFUL IF PUBLICLY DISCLOSED. WHERE

APPLICABLE, OMISSIONS HAVE BEEN

MARKED “[***]”.

AGREEMENT AND PLAN OF MERGER

by and among

Lantronix HOLDING COMPANY,

Lantronix OBM, Inc.,

Uplogix, Inc.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

AS THE NOTEHOLDERS’ REPRESENTATIVE

DATED SEPTEMBER 12, 2022

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 12, 2022 (the “Agreement Date”), is entered into by and among Lantronix Holding Company, a Delaware corporation (“Parent”), Lantronix OBM, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Uplogix, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Noteholders’ Representative (as defined herein). Exhibit A contains definitions, or references to the definitions, of the capitalized terms used in this Agreement. Parent, Merger Sub, the Company and the Noteholders’ Representative are sometimes referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.	The board of directors of each of Parent, Merger Sub and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent, upon the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

B.	The board of directors of each of Parent, Merger Sub and the Company has determined that this Agreement, the Merger and the Contemplated Transactions are in furtherance of and consistent with their respective business strategies and are advisable, fair to and in the best interest of Parent, Merger Sub or the Company, as applicable, and their respective stockholders.

C.	The board of directors of each of the Company and Merger Sub have recommended adoption of this Agreement and approval of the Merger and the other Contemplated Transactions by their respective stockholders and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub.

D.	Pursuant to the Merger, among other things, all of the issued and outstanding Company Shares shall be converted into the right to receive the applicable portion of the Consideration Pool Amount as set forth in this Agreement.

E.	In connection with this Agreement and the Contemplated Transactions, the Company Senior Noteholders and the Company Junior Noteholders who have delivered a Note Termination Agreement or a Note and Warrant Termination Agreement to Parent have agreed to cancel and extinguish each of their Company Notes and Series F Warrants to receive (i) in the case of the Company Senior Noteholders, their Pro Rata Portion of the Final Merger Consideration and (ii) in the case of the Company Junior-Only Noteholders, an amount equal to their respective Company Junior-Only Noteholder Indebtedness.

F.	To induce the other Parties to enter into this Agreement and consummate the Contemplated Transactions, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

AGREEMENT

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

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Article I
The Merger

Section 1.01           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Corporation”).

Section 1.02           Effective Time.

(a)                Subject to the terms and conditions of this Agreement, the closing of the Merger and the other Contemplated Transactions (the “Closing”) shall take place immediately following the execution of this Agreement via the exchange of documents and signatures at 10:00 a.m. Pacific Time, or at such other place, date and/or time as agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

(b)                At the Closing:

(i)                 the Company shall deliver to Parent:

(A)             resignations of the members of the Company Board and officers of the Company (as officers, but not resignations of employment);

(B)              the Written Consent duly executed by the Company Stockholders holding at least a sufficient number of the outstanding Company Shares necessary to deliver the Requisite Stockholder Approval as of Closing, which such Written Consent shall be in full force and effect;

(C)              Note Termination Agreements or Note and Warrant Termination Agreements duly executed by each and all of the Company Noteholders as of Closing, which such Note Termination Agreements and Note and Warrant Termination Agreements (x) terminate each and all Company Notes and (y) shall be in full force and effect;

(D)              Note and Warrant Termination Agreements or Warrant Termination Agreement duly executed by each and all of the holders of Series F Warrants as of Closing, which such Note and Warrant Termination Agreements and Warrant Termination Agreement (x) terminate each and all Series F Warrants and (y) shall be in full force and effect;

(E)              a certificate of the Secretary of the Company (x) attaching and certifying copies of the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and the Company Transaction Documents, (y) certifying the name, title and true signature of each officer executing or authorized to execute this Agreement and the Company Transaction Documents and (z) attaching and certifying a true, correct and complete copy of its Governing Documents, including a certified copy of the Company’s incorporation documents, together with a good standing certificate from the state of incorporation and all other states in which the Company is qualified to do business;

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(F)              evidence reasonably satisfactory to Parent of the termination, without any continuing cost, expense or Liability to the Company or any other Affiliate of Parent, of each Contract set forth or required to be set forth on Section 2.23 of the Disclosure Schedule, unless Parent requests in writing that any such Contract is not terminated;

(G)              evidence reasonably satisfactory to Parent of the amendment of the Company Certificate of Incorporation to allow for conversion of the Series D Preferred Stock into Common Stock;

(H)              evidence reasonably satisfactory to Parent of the occurrence of the Conversion in accordance with the terms of the Company Certificate of Incorporation;

(I)                a certification from the Company to the effect that the Company Shares are not U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder, together with a corresponding notice prepared in accordance with Treasury Regulations Section 1.897-2(h), to be mailed by Parent to the IRS, which certification and notice shall be reasonably satisfactory to Parent and in accordance with Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3);

(J)               customary payoff letters in form and substance reasonably satisfactory to Parent from the holders of Indebtedness for borrowed money other than Company Noteholder Indebtedness (each a “Debt Payoff Letter”), that (x) specifies the aggregate amount required to be paid to fully satisfy the Company’s obligations under such Indebtedness (collectively, the “Debt Payoff Amount”), (y) provides for the automatic release of all Liens and other security over the properties and assets of the Company that secure all such amounts upon payment of the Debt Payoff Amount and an authorization for the Company, Parent or their designees to file all Lien releases and UCC termination statements, as applicable, and (z) evidences that notice of such prepayment has been timely delivered in accordance with the terms of the agreement governing such Indebtedness; and

(K)              a termination and release in form and substance reasonably satisfactory to Parent from the collateral agent under that certain Security Agreement dated February 28, 2014, granted by the Company providing for (x) the automatic release of all Liens and other security over the properties and assets of the Company that secure all such obligations under the Company Notes upon payment of (1) the Estimated Merger Consideration to the Company Senior Noteholders and (2) the Company Junior-Only Noteholder Indebtedness to the Company Junior-Only Noteholders and (y) an authorization for the Company, Parent or their designees to file all Lien releases and UCC termination statements, as applicable;

(L)               the Bonus Plan in the form attached hereto as Exhibit J (the “Bonus Plan”) and a signed bonus acknowledge agreement, in a form reasonably satisfactory to Parent, from each Bonus Recipient; and

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(M)             evidence reasonably satisfactory to Parent of the termination of each Company Equity Plan.

Section 1.03           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

Section 1.04           Governing Documents. At the Effective Time, the Governing Documents of the Surviving Corporation shall by operation of law be amended and restated in their entirety to contain the provisions set forth in the Governing Documents of Merger Sub as in effect immediately prior to the Effective Time.

Section 1.05           Directors and Officers. At the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Governing Documents of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

Section 1.06           Calculation and Payment of the Merger Consideration. The aggregate amount to be paid by Parent with respect to the Company Senior Notes shall be, subject to adjustment pursuant to Section 1.09, an amount equal to the sum of:

(a)                $7,099,909.70 (the “Base Consideration”);

(b)                plus the Estimated Working Capital Surplus, if any;

(c)                plus the Estimated Closing Date Cash;

(d)                minus the Estimated Working Capital Deficit, if any;

(e)                minus the Estimated Company Transaction Expenses (including, for the avoidance of doubt, the Bonus Pool Initial Amount);

(f)                 minus the Estimated Closing Date Indebtedness;

(g)                minus the Reserve Amount;

(h)                minus the Consideration Pool Amount

(such amount, the “Estimated Merger Consideration”);

(i)                 plus any Earn-Out Payments that become payable to the Senior Noteholders in accordance with Section 1.14.

Section 1.07           Estimated Closing Date Financial Certificate and Distribution Waterfall.

(a)                Attached hereto as Exhibit C is (i) a certificate (the “Estimated Closing Date Financial Certificate”) signed by the Chief Executive Officer of the Company (on behalf and in the name of the Company), prepared in accordance with GAAP (using the same methodologies, practices and procedures as used by the Company in the Latest Balance Sheet (to the extent consistent with GAAP) (the “Applicable Accounting Principles”)) (and including all work sheets, account reconciliations and roll-forward schedules used in the preparation thereof) setting forth (A) the Company’s good faith estimate of the Closing Date Net Working Capital (the “Estimated Working Capital”), and the Estimated Working Capital Surplus or the Estimated Working Capital Deficit, as the case may be, (B) by payee, the Company’s good faith estimate of the aggregate amount of the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), with invoices and wire transfer instructions from each payee of any portion of the Company Transaction Expenses described in clause (b) of the definition thereof, (C) the Company’s good faith estimate of the Closing Date Cash (the “Estimated Closing Date Cash”) and (D) by lender or obligee, the Company’s good faith estimate of the amount of the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”); and (ii) in a form reasonably satisfactory to Parent, a spreadsheet, which shall include the information set forth below (such final spreadsheet, the “Distribution Waterfall”):

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(i)                 with respect to each Company Senior Noteholder, (1) such Company Senior Noteholder’s address and email address as maintained in the Company’s records, (2) such Company Senior Noteholder’s Company Senior Noteholder Indebtedness, (3) such Company Senior Noteholder’s Pro Rata Portion of the Estimated Merger Consideration to be paid to such Company Senior Noteholder in accordance with this Agreement and the Note and Warrant Termination Agreements and the Note Termination Agreements and (4) such Company Senior Noteholder’s wire transfer instructions;

(ii)               with respect to each Company Stockholder, (1) such Company Stockholder’s address and email address as maintained in the Company’s records, (2) the number, class, and series of the Company Shares held by such Company Stockholder, (3) the respective certificate number(s) representing such Company Shares or a notation that such shares are not certificated, (4) any amount required to be withheld, (5) the number of shares of Common Stock into which the shares of Company Preferred Stock of such holder were converted following the Conversion (after giving effect to the Warrant Cancellation) and (6) such Company Stockholder’s wire transfer instructions; and

(iii)               with respect to each Bonus Recipient, (1) such Bonus Recipient’s address and email address as maintained in the Company’s records and (2) the amount to which such Bonus Recipient is entitled to receive pursuant to the Bonus Plan from the Bonus Pool Initial Amount.

Section 1.08           Payment of Closing Date Payments.

(a)                At the Closing, Parent shall make or cause to be made the following payments by wire transfer in immediately available funds:

(i)                 on behalf of the Company Senior Noteholders and Company Stockholders, to the payees (including former employees, officers, directors, and individual independent contractors of the Company) of the Company Transaction Expenses (excluding the Bonus Pool Initial Amount, but including the payroll, employment or similar Taxes payable by the Company with respect to payments to such former employees, officers, directors, and individual independent contractors of the Company), the applicable amounts, subject to applicable withholding Taxes, in accordance with the invoices, if applicable and wire transfer instructions set forth on the Estimated Closing Date Financial Certificate;

(ii)               to the Surviving Corporation, that portion of the Company Transaction Expenses (excluding the Bonus Pool Initial Amount) for further distribution to payees who are current employees, officers, directors, and individual independent contractors of the Company and the payroll, employment or similar Taxes payable by the Company with respect to such payments to such individuals, in order that such payments be effected on the Closing Date, or within three (3) Business Days thereafter, through the Surviving Corporation’s payroll payment system (for those individuals who are current or former employees of the Company), subject to applicable withholding Taxes, if applicable;

(iii)             to the account or accounts designated in each Debt Payoff Letter, the applicable portion of the Debt Payoff Amount specified in such Debt Payoff Letter;

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(iv)              the Reserve Amount to the account designated by the Noteholders’ Representative, which will be held by the Noteholders’ Representative in accordance with the terms of Section 6.03;

(v)                the Consideration Pool Amount to the Company Stockholders (after giving effect to the Conversion) in accordance with Section 1.10 and the Distribution Waterfall; and

(vi)              the Estimated Merger Consideration to the Paying Agent, for further distribution to the Company Senior Noteholders in accordance with their Pro Rata Portion of the Estimated Merger Consideration as set forth in the Distribution Waterfall.

(b)                At the Closing, Parent shall pay or cause to be paid the aggregate Company Junior-Only Noteholder Indebtedness by wire transfer in immediately available funds to the Company Junior-Only Noteholders in accordance with the Note and Warrant Termination Agreements of the respective Company Junior-Only Noteholders.

Section 1.09           Adjustment to Estimated Merger Consideration.

(a)                The Estimated Merger Consideration shall be increased or reduced as set forth in Section 1.09(c). Any increase or decrease in the Estimated Merger Consideration pursuant to this Section 1.09 shall be referred to as a “Merger Consideration Adjustment.”

(b)                Within one hundred twenty (120) days after the Closing Date, Parent shall prepare and deliver to Noteholders’ Representative a statement (the “Preliminary Closing Statement”) prepared in accordance with the Applicable Accounting Principles, which sets forth each of the following, as determined in good faith by Parent: (i) Parent’s calculation of the Closing Date Cash, (ii) Parent’s calculation of the Closing Date Net Working Capital, (iii) Parent’s calculation of Company Transaction Expenses and (iv) Parent’s calculation of Closing Date Indebtedness (the amounts in clauses (i) through (iv), collectively, the “Merger Consideration Components”), together with reasonably detailed supporting documentation.

(c)                The Noteholders’ Representative shall have a period of forty-five (45) days after the date it receives the Preliminary Closing Statement from Parent to deliver to Parent written notice of the Noteholders’ Representative’s disagreement (if any) with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a “Notice of Disagreement”); provided, that the Noteholders’ Representative shall be deemed to have agreed with all items and amounts in the Preliminary Closing Statement not properly disputed in a timely delivered Notice of Disagreement. During the forty-five (45) day period following receipt of the Preliminary Closing Statement by the Noteholders’ Representative, Parent shall (subject to the Noteholders’ Representative’s execution of a reasonable confidentiality agreement covering such information) (A) permit the Noteholders’ Representative and its accountants to consult with the accountants of Parent and the Company and (B) provide to the Noteholders’ Representative and its accountants reasonable access during reasonable hours and under reasonable circumstances (including prior notice), to all relevant books and records and any work papers (including those of the accountants of Parent or the Company subject to execution of appropriate agreements with such accountants) relating to the preparation of the Preliminary Closing Statement, in each case as reasonably requested by the Noteholders’ Representative in connection with its review of the Preliminary Closing Statement. During the fifteen (15) days (which time period may be extended by mutually written agreement, such agreement not to be unreasonably withheld, of Parent and the Noteholders’ Representative) following Parent’s receipt of a Notice of Disagreement, Parent and the Noteholders’ Representative shall seek in good faith to resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of Parent and the Noteholders’ Representative.

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(d)                If Parent and the Noteholders’ Representative are unable to resolve any disputed items set forth in a timely Notice of Disagreement within fifteen (15) days following Parent’s receipt of such Notice of Disagreement (or such longer period as Parent and the Noteholders’ Representative may mutually agree in writing), then such unresolved disputed items shall be submitted to a nationally recognized accounting firm reasonably and mutually agreed upon by Parent and the Noteholders’ Representative. The accounting firm so agreed to by Parent and the Noteholders’ Representative is hereinafter referred to as the “Accounting Firm.” Parent and the Noteholders’ Representative shall submit to the Accounting Firm for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. The Accounting Firm shall act as an expert and not an arbitrator. Parent and the Noteholders’ Representative shall instruct the Accounting Firm to select one of its partners experienced in merger or purchase price consideration adjustment disputes to make a final determination of any items that are in dispute as set forth in the Notice of Disagreement and not resolved by Parent and the Noteholders’ Representative. In resolving the items in the Notice of Disagreement that are still in dispute, the Accounting Firm shall (A) not assign to any item in dispute a value that is (1) greater than the greatest value for such item assigned by Parent, on the one hand, or the Noteholders’ Representative, on the other hand, or (2) less than the smallest value for such item assigned by Parent, on the one hand, or the Noteholders’ Representative, on the other hand, (B) make its determination based solely on written submissions by Parent and the Noteholders’ Representative and their respective Representatives, and not by independent review, (C) make its determination solely on the extent, if any, to which the items still in dispute contained mathematical errors on their face or failed to be calculated in accordance with the Applicable Accounting Principles or the defined terms of the Merger Consideration Components, (D) render a final resolution in writing to Parent and the Noteholders’ Representative (which final resolution shall be requested by Parent and the Noteholders’ Representative to be delivered not more than forty-five (45) days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the matters submitted to the Accounting Firm and (E) provide a written report to Parent and the Noteholders’ Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be allocated between Parent, on the one hand, and the Noteholders’ Representative (on behalf of the Company Senior Noteholders), on the other hand, based upon the percentage by which the portion of the contested amount is not awarded to each of Parent and the Noteholders’ Representative (on behalf of the Company Senior Noteholders) bears to the amount actually contested by such Party. (By way of example and solely for illustrative purposes, if Parent proposes in its submission to the Accounting Firm that the Final Deficit should have been an additional $500,000.00 and the Noteholders’ Representative asserts in its submission to the Accounting Firm that the Final Deficit should have been an additional $100,000.00, and the Accounting Firm determines that the correct adjustment is $200,000.00, Parent would be responsible for seventy-five percent (75%) of the Accounting Firm’s fees and expenses and the Company Senior Noteholders would be responsible for twenty-five percent (25%) of such fees and expenses.)

(e)                The Preliminary Closing Statement shall become the Final Closing Statement and be final for the purposes of this Section 1.09 upon the earliest of (i) the failure of the Noteholders’ Representative to deliver a Notice of Disagreement to Parent within forty-five (45) days after the Noteholders’ Representative receives the Preliminary Closing Statement, (ii) the resolution of all disputes, pursuant to Section 1.09(c), by Parent and the Noteholders’ Representative and (iii) the resolution of all disputes, pursuant to Section 1.09(d), by the Accounting Firm.

(f)                 Upon final determination of the Closing Date Cash, the Closing Date Net Working Capital, the Closing Date Indebtedness and the Company Transaction Expenses, in each case pursuant to this Section 1.09, the Estimated Merger Consideration will be adjusted by this Section 1.09 and finally determined to equal (i) the Base Consideration, plus (ii) the amount, if any, by which the Closing Date Net Working Capital (as finally determined) exceeds the Target Working Capital, plus (iii) Closing Date Cash (as finally determined), minus (iv) the amount, if any, by which the Target Working Capital exceeds the Closing Date Net Working Capital (as finally determined), minus (v) Company Transaction Expenses, including, for the avoidance of doubt, the Bonus Pool Initial Amount (as finally determined), minus (vi) the Closing Date Indebtedness, minus (vii) the Reserve Amount, minus (viii) the Consideration Pool Amount (the Estimated Merger Consideration as so adjusted, the “Final Merger Consideration”).

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(g)                Within five (5) Business Days following the determination of the Final Closing Statement in accordance with Section 1.09(c) or Section 1.09(d), as applicable to each sentence of the following subsections (i) and (ii):

(i)                 If the Estimated Merger Consideration exceeds the Final Merger Consideration (such excess, the “Final Surplus”), then Parent shall recover directly from the Company Senior Noteholders in accordance with their respective Pro Rata Portions thereof, an amount equal to the Final Surplus and the Company Senior Noteholders shall pay their respective Pro Rata Portions of such Final Surplus to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, within five (5) Business Days of the determination of the Final Closing Statement. Parent shall have a right to deduct from any then-owing or future Earn-Out Advance or Earn-Out Payment all amounts owing or claimed to be owing to Parent pursuant to any Final Surplus; provided, however, that in the event Parent elects to exercise such right with respect to any then-owing Earn-Out Advance or future Earn-Out Advance or Earn-Out Payment, the Senior Noteholders shall have a right to pay their respective Pro Rata Portions of such Final Surplus to Parent as described in the first sentence of this Section 1.09(g)(i) in lieu of Parent making such a deduction; provided, further, that if any Company Senior Noteholder has not paid his, her or its Pro Rata Portion of the Final Surplus to Parent in accordance herewith, the Noteholders’ Representative shall cause the Reserve Amount to be released or direct the Reserve Amount to the Paying Agent for further distribution to satisfy such obligation; provided, further, that the Noteholders’ Representative shall have the right to satisfy all or any portion of the Final Surplus by making payment to the Paying Agent for further distribution to Parent from the Reserve Amount by wire transfer of immediately available funds to an account designated in writing by Parent, within five (5) Business Days of the determination of the Final Closing Statement (it being understood that if the Noteholders’ Representative exercises such right but the Final Surplus exceeds the Reserve Amount, the Company Senior Noteholders shall be liable for the difference (based on their Pro Rata Share thereof) and shall pay it in accordance with the first clause of this Section 1.09(g)(i)). Neither the exercise of nor the failure to exercise such right of setoff shall constitute an election of remedies by Parent or limit Parent in any manner in the enforcement of any other remedies that may be available thereto.

(ii)               If the Final Merger Consideration exceeds the Estimated Merger Consideration (such excess, the “Final Deficit”), then Parent shall pay or cause to be paid to the Paying Agent, for further distribution to the Company Senior Noteholders in accordance with their Pro Rata Portion thereof, an amount equal to such Final Deficit minus the Bonus Pool Final Deficit.

(h)                All payments required under this Section 1.09 to be made to the Paying Agent, for further distribution to the Company Senior Noteholders in accordance with the Distribution Waterfall, shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the Company in the Distribution Waterfall.

(i)                 All payments made to the Senior Noteholders pursuant to this Section 1.09 shall be treated as an adjustment to the Final Merger Consideration for U.S. federal income Tax purposes unless otherwise required by applicable Law.

(j)                 Reasonably promptly following the determination of the Final Surplus or Final Deficit (including the determination that the amount of each of the Final Surplus and the Final Deficit is zero), the Noteholders’ Representative shall transfer to the Paying Agent for further distribution to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, an amount equal to the Bonus Pool Reserve Amount and reasonably promptly after receipt of such Bonus Pool Reserve Amount by Parent and subject to the terms and conditions set forth in the Bonus Plan, Parent shall pay or cause to be paid such Bonus Pool Reserve Amount to the Bonus Recipients in accordance with the Bonus Plan and the Distribution Waterfall, in each case, subject to applicable withholding Taxes. For purposes hereof, the “Bonus Pool Reserve Amount” shall mean an amount equal to (i) fifteen percent (15%) multiplied by (ii) the difference obtained by subtracting (A) the Final Surplus from (B) One Million Dollars ($1,000,000); provided, that, if such difference is a negative number or is $0, the Bonus Pool Reserve Amount shall equal $0.

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Section 1.10           Effect of Merger on the Company Shares.

(a)                Conversion and Cancellation of Preferred Stock. Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Common Stock at the then effective conversion rate as calculated pursuant to the Company Certificate of Incorporation (the “Conversion”). All of the shares of Company Preferred Stock converted into shares of Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company Preferred Stock, as of immediately prior to the Effective Time. From and after the Effective Time, each holder of a Certificate representing Company Preferred Stock shall cease to have any rights with respect to such shares of Company Preferred Stock.

(b)                Conversion and Cancellation of Common Stock. At the Effective Time, each share of Common Stock (after giving effect to the Conversion) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be cancelled and extinguished, and each such share of Common Stock (other than Dissenting Shares) shall be converted into the right to receive the Per Share Amount (rounded to the nearest whole cent in the aggregate with respect to each holder of Common Stock), which will be delivered to each Company Stockholder, provided that such Company Stockholder has executed and delivered to the Company a Letter of Transmittal. From and after the Effective Time, each holder of a Certificate or Book Entry Share representing Common Stock shall cease to have any rights with respect to such shares of Common Stock, except (i) as provided in this Agreement and (ii) Dissenting Shares shall have appraisal rights under the DGCL.

(c)                Cancellation of Company Options. Immediately prior to the Effective Time, all Company Options, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be cancelled and extinguished, for no consideration as each Company Option has an exercise price in excess of the Per Share Amount. Before the Effective Time, the Company shall take all necessary actions, including obtaining appropriate resolutions of the Company’s Board of Directors and any required consents, providing all notices, and taking all other actions necessary or desirable to (i) effect the transactions contemplated by this Section 1.10(c), which notices, resolutions, consents, and other written materials will be subject to advance review and approval by Parent, and (ii) terminate each Company Equity Plan, in each case effective no later than the Closing.

(d)                Cancellation of Company Warrants. Immediately prior to the Effective Time, all Company Warrants to purchase shares of Series F Preferred Stock (“Series F Warrants”) shall be cancelled and terminated pursuant to a Note and Warrant Termination Agreement or Warrant Termination Agreement, as applicable, such that the holder of such Series F Warrant (including his, her or its successors and assigns) shall have no further rights under any Series F Warrant (the “Warrant Cancellation”).

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(e)                Surrender of Certificates and Book Entry Shares. No later than (10) days after the Closing, the Surviving Corporation shall, mail or otherwise deliver to each holder of record, as of immediately prior to the Effective Time, of a certificate representing outstanding Company Shares (each, a “Certificate” and collectively, the “Certificates”) or of a Book Entry Share (i) a letter of transmittal (which shall specify that delivery of a Certificate shall be effected, and risk of loss and title to such Certificate (if applicable) shall pass, only upon proper delivery of such Certificate to the Surviving Corporation or its designee) and otherwise in the form attached hereto as Exhibit D (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates and Book Entry Shares in exchange for his, her or its Per Share Amount, as applicable, contemplated to be paid to the Company Stockholders pursuant to Section 1.10(b). As a condition precedent to each Company Stockholder’s receipt of the Per Share Amount (if any), such holder shall (i) surrender such Certificate or Book Entry Share (as applicable) to the Company for cancellation (or, if such Certificate has been lost, stolen or destroyed, make an affidavit of that fact with appropriate indemnification, in a form reasonably acceptable to the Surviving Corporation; provided, that Parent and the Surviving Corporation may, in their reasonable discretion and as a condition precedent to the payment of any consideration pursuant hereto require the holder of such lost, stolen or destroyed Certificate to deliver an indemnity agreement in customary form against any claim that may be made against Parent or the Surviving Corporation with respect to any such Certificate) and (ii) deliver an executed Letter of Transmittal to Parent. Upon receipt by the Surviving Corporation of the items set forth in the immediately preceding sentence, such Company Stockholder shall be entitled to receive in exchange therefor, the Per Share Amount for each Company Share represented by such Certificate or Book Entry Share, in each case in accordance with the Distribution Waterfall, which shall be paid by the Surviving Corporation as promptly as practicable after receipt thereof, by delivery of a certified or bank cashier’s check or by wire transfer, and the Certificate and Book Entry Share so surrendered shall forthwith be cancelled upon payment thereof by the Surviving Corporation. No interest will be paid or accrued on any portion of the Final Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made to a transferee if the Certificate representing such Company Shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(f)                 Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, no Company Senior Noteholder shall be entitled to receive that portion of the Final Merger Consideration represented by such Company Senior Noteholder’s Pro Rata Portion of the Reserve Amount, until such time as such amount (or any portion thereof), if any, is distributed to such Company Senior Noteholder pursuant to the terms and conditions of this Agreement.

Section 1.11           Effect of Merger on the Capital Stock of the Surviving Corporation. At the Effective Time, each share of Merger Sub’s common stock, par value $0.001 per share, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the Company Stockholders, be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.

Section 1.12           Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by Company Stockholders who (a) have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and (b) have complied with all of the relevant provisions of the DGCL (the “Dissenting Shares,” and the holders thereof the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive any portion of the Consideration Pool Amount, unless and until such Company Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (x) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Per Share Amount in accordance with Section 1.10, and (y) promptly following the occurrence of such event, Parent shall remit to the Surviving Corporation the portion of the Consideration Pool Amount to which such holder is entitled.

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Section 1.13           Withholding Rights. Parent, Surviving Corporation, the Company and the Paying Agent shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under applicable Laws. To the extent such amounts are withheld and paid to the appropriate Governmental Authority, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.

Section 1.14           Earn-Out Payments.

(a)                Earn-Out First Measuring Period. No later than the date that is ten (10) Business Days after the final determination of the Earn-Out Advance in accordance with this Agreement, Parent shall, subject to the offset rights set forth in Section 1.09(g)(i), Section 1.14(e)(ii) and Section 5.08, make or cause to be made a payment (if any) to the Paying Agent, for further distribution to the Company Senior Noteholders in accordance with their respective Pro Rata Portions thereof, on the terms and subject to the conditions set forth in this Section 1.14 with respect to the Earn-Out First Measuring Period equal to eighty-five percent (85%) of the “Earn-Out Advance”, which Earn-Out Advance shall be based on the First Measuring Period Revenue, with the amount of Earn-Out Advance determined as follows:

(i)                 if First Measuring Period Revenue is less than or equal to $7,000,000 (the “Revenue Threshold”), then in no event will the Earn-Out Advance ever be payable (i.e., the amount of Earn-Out Advance will be zero);

(ii)               if First Measuring Period Revenue is greater than the Revenue Threshold, then the amount of the Earn-Out Advance will be an amount equal to (A) the difference between the First Measuring Period Revenue and the Revenue Threshold divided by (B) $7,000,000 multiplied by (C) $4,000,000; and

(iii)             the maximum amount of Earn-Out Advance (inclusive of any Bonus Pool Earn-Out Advance) will be, and in no event shall the Earn-Out Advance (inclusive of any Bonus Pool Earn-Out Advance) exceed, $4,000,000.

(b)                Earn-Out Total Measuring Period. No later than the date that is ten (10) Business Days after the final determination of the Total Earn-Out Payment in accordance with this Agreement, Parent shall, subject to the offset rights set forth in Section 1.09(g)(i), Section 1.14(e)(ii) and Section 5.08, make or cause to be made a payment to the Paying Agent, for further distribution to the Company Senior Noteholders in accordance with their respective Pro Rata Portions thereof, on the terms and subject to the conditions set forth in this Section 1.14 with respect to the Earn-Out Total Measuring Period equal to eighty-five percent (85%) of the “Total Earn-Out Payment”, which Total Earn-Out Payment shall be based on the Total Measuring Period Revenue, with the amount of Total Earn-Out Payment determined as follows:

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(i)                 if Total Measuring Period Revenue is less than or equal to the Revenue Threshold, then in no event will the Total Earn-Out Payment ever be payable (i.e., the amount of Total Earn-Out Payment will be zero);

(ii)               if Total Measuring Period Revenue is greater than the Revenue Threshold, then the amount of the Total Earn-Out Payment will be an amount equal to (A) (1) (I) the difference between the Total Measuring Period Revenue and the Revenue Threshold divided by (II) $7,000,000 multiplied by (2) $4,000,000 minus (B) the Earn-Out Advance, if any;

(iii)             the maximum amount of Total Earn-Out Payment (inclusive of any Bonus Pool Total Earn-Out Payment) will be, and in no event shall the Total Earn-Out Payment (inclusive of any Bonus Pool Total Earn-Out Payment) exceed, $4,000,000; and

(iv)              notwithstanding the foregoing, if the Total Earn-Out Payment (without regard to the subtraction of the Earn-Out Advance) is equal to zero, each Company Senior Noteholder shall promptly, and in any case no later than five (5) Business Days after the final determination of the Total Earn-Out Payment in accordance with this Agreement, return their Pro Rata Portion of the Earn-Out Advance to Parent.

(c)                Maximum Amount of Earn-Out Payments. Notwithstanding any other provision in this Agreement or otherwise, in no event shall Parent or any of its Affiliates or assignees have any obligation under this Agreement or otherwise to pay Earn-Out Payments (inclusive of an Bonus Pool Earn-Out Advance and Bonus Pool Total Earn-out Payment) in excess of $4,000,000.

(d)                Qualifying Revenue. As used in this Agreement, “Qualifying Revenue” means, with respect to any period, the (i) gross revenue recognized by the Surviving Corporation during such period from the Surviving Corporation’s sales or deliveries of its current (as of the date hereof) and derivative product lines, plus (ii) gross revenue recognized by the Surviving Corporation during such period from the Surviving Corporation’s maintenance contracts (including the recognition of deferred revenue), minus (iii) returns, refunds, and discounts of the Surviving Corporation and its Subsidiaries for any and all products, Contracts and other services or business lines, in each case of clauses (i) through and inclusive of (iii), calculated in accordance with GAAP and the accounting and revenue recognition methods used by Parent in the ordinary course of business, consistent with past practices, but excluding any such sales or deliveries for which the Company has recognized revenue prior to the applicable period.

(e)                Earn-Out Statement; Objections.

(i)                 Within sixty (60) days after the end of each Earn-Out Payment Period, Parent shall prepare and send to the Noteholders’ Representative a statement (an “Earn-Out Statement”), together with reasonable supporting documentation indicating (i) the amount of Qualifying Revenue recognized during such Earn-Out Payment Period, (ii) the amount of the Earn-Out Payment, if any, for such Earn-Out Payment Period, and (iv) the amount, if any, by which such Earn-Out Payment was reduced to satisfy Parent’s offset rights set forth in Section 1.09(g)(i), Section 1.14(e)(ii) and/or Section 5.08. In the event the Noteholders’ Representative disagrees with the Earn-Out Payment for any Earn-Out Payment Period set forth in the applicable Earn-Out Statement, Noteholders’ Representative shall notify Parent in writing of such disagreement in reasonable detail and the basis for such disagreement on a line-by-line basis, including the Noteholders’ Representative’s determination of any amount therein that is disputed (such notice being a “Noteholders’ Objection”), within thirty (30) days after receipt of the Earn-Out Statement (the “Review Period”); provided, however, that the Noteholders’ Representative shall not be permitted to deliver any Noteholders’ Objection unless the amount by which the Noteholders’ Representative disagrees with the applicable Earn-Out Payment is greater than or equal to $50,000. If such Noteholders’ Objection is not timely given or if the Noteholders’ Representative notifies Noteholders’ Representative prior to the end of the Review Period that it agrees with the Earn-Out Statement, then the determinations set forth in the Earn-Out Statement shall be final and binding on the Company Senior Noteholders and Parent.

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(ii)               If the Noteholders’ Representative timely delivers the Noteholders’ Objection setting forth the disagreement with such determination, and Parent and the Noteholder’s Representative are unable to resolve the disagreement within thirty (30) days thereafter (the “Resolution Period”), then Parent and the Noteholder’s Representative shall refer any amounts remaining in dispute (“Disputed Amounts”) to the Accounting Firm for resolution, and the Accounting Firm, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the applicable Earn-Out Statement within forty-five (45) days after the submission of the dispute. The parties hereto agree that all adjustments shall be made without regard to materiality. In resolving the items in the Noteholders’ Objection that are still in dispute, the Accounting Firm shall (A) not assign to any item in dispute a value that is (1) greater than the greatest value for such item assigned by Parent, on the one hand, or the Noteholders’ Representative, on the other hand, or (2) less than the smallest value for such item assigned by Parent, on the one hand, or the Noteholders’ Representative, on the other hand, (B) make its determination based solely on written submissions by Parent and the Noteholders’ Representative and their respective Representatives, and not by independent review, (C) make its determination solely on the extent, if any, to which the items still in dispute contained mathematical errors on their face or failed to be calculated in accordance with GAAP and the accounting and revenue recognition methods used by Parent in the ordinary course of business, consistent with past practices, (D) render a final resolution in writing to Parent and the Noteholders’ Representative (which final resolution shall be requested by Parent and the Noteholders’ Representative to be delivered not more than forty-five (45) days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the matters submitted to the Accounting Firm and (E) provide a written report to Parent and the Noteholders’ Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be allocated between Parent, on the one hand, and the Noteholders’ Representative (on behalf of the Company Senior Noteholders), on the other hand, based upon the percentage by which the portion of the contested amount is not awarded to each of Parent and the Noteholders’ Representative (on behalf of the Company Senior Noteholders) bears to the amount actually contested by such Party. In the event that the Company Senior Noteholders are responsible for any such fees, costs and expenses of Parent or the Accounting Firm and fail to pay such fees, costs and expenses within five (5) Business Days after they become due and payable, Parent may elect, in its sole discretion and in addition to any other remedies that Parent may have under this Agreement, to satisfy Noteholders’ obligation as an offset against any Earn-Out Payments.

(iii)             Any Earn-Out Payment due and owing at such time as Parent is obligated to pay such Earn-Out Payment to the Paying Agent in accordance with this Section 1.14, shall, subject to Parent’s offset rights set forth in Section 1.09(g)(i), Section 1.14(e)(ii) and Section 5.08, be paid to the Paying Agent, for further distribution to the Company Senior Noteholders in accordance with their respective Pro Rata Portions thereof no later than ten (10) Business Days after the final determination of the amount of such Earn-Out Payment in accordance with this Agreement. No amounts shall be paid to Company Senior Noteholders unless and until Parent’s offset rights under Section 1.09(g)(i), Section 1.14(e)(ii) and Section 5.08 are fully satisfied.

(f)                 Parent Covenants During Earn-Out Payment Periods.

(i)                 During the Earn-Out First Measuring Period and Earn-Out Total Measuring Period, Parent agrees that it will, and will cause its Subsidiaries to, maintain adequate books and records for the purpose of accurately calculating the Qualifying Revenue for each Earn-Out Payment Period (including, where necessary, differentiating Qualifying Revenue from the other revenue of Parent and its Affiliates), and such books and records shall be made reasonably available to the Noteholders’ Representative during normal business hours upon reasonable advance notice at the principal office of Parent or through electronic transmission to the extent required to determine and confirm the calculation of the Qualifying Revenue for each Earn-Out Payment Period, as set forth in any Earn-Out Statement; provided, however, that nothing contained herein shall be deemed to give any party access to Parent’s and its Affiliates’ financial systems of record. The Noteholders’ Representative shall treat confidentially and not disclose to anyone any nonpublic information from or about Parent and its Affiliates or any of the books and records so made available pursuant to this Section 1.14(f), and shall execute a customary non-disclosure agreement in a form satisfactory to Parent (acting reasonably) and Noteholders’ Representative prior to any such books and records being made available to Noteholders’ Representative. During the First Measuring Period, the Earn-Out Total Measuring Period and the period ending forty-five (45) days following Parent’s delivery to the Noteholders’ Representative of the Earn-Out Statement relating to the Earn-Out Total Measuring Period, Parent shall provide to the Noteholders’ Representative, within 30 days following the end of each calendar month, a statement, together with reasonable supporting documentation, indicating Parent’s good faith estimate of the amount of Qualifying Revenue recognized during such calendar month, which shall be kept confidential by the Noteholders’ Representative (other than disclosure as required by law or to the Noteholders’ Representative’s advisors and representatives and to the Company Senior Noteholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto); provided, however, that the parties hereto acknowledge and agree that such good faith estimate of the amount of Qualifying Revenue recognized during such calendar month shall not be binding on the parties with respect to this Section 1.14 or otherwise in this Agreement and that such amount may be different from the amount of Qualifying Revenue for the same period included in the Earn-Out Statement or as otherwise finally determined pursuant to this Section 1.14.

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(ii)               During the Earn-Out First Measuring Period and Earn-Out Total Measuring Period, but subject to Parent’s and its Affiliates’ (including, from and after the Closing, the Surviving Corporation and any direct or indirect Subsidiary thereof) direct or indirect ownership of the assets of the Business and the operation of their respective businesses in the ordinary course consistent with past practice and consistent with their respective obligations as (or as a Subsidiary of) a publicly-traded company, Parent agrees that it will, and will cause its controlled Affiliates to, (A) not contractually restrict Parent’s obligation and ability to pay the Earn-Out Payments when due in accordance with this Section 1.14, and (B) not take any action (including altering or amending the accounting and revenue recognition methods used in determining Qualifying Revenue for any Earn-Out Payment Period) with the primary intent of adversely impairing Company Senior Noteholders’ likelihood of receiving the Earn-Out Payments in accordance with this Agreement; provided, however, that nothing in this Agreement shall prohibit Parent or its Affiliates (including, from and after the Closing, the Surviving Corporation and any direct or indirect Subsidiary thereof) from making any business decisions or taking any actions during any Earn-Out Payment Period regarding the operation of their respective businesses, including (i) integrating the operations of the Surviving Corporation or its businesses with the other businesses and divisions of Parent and its Affiliates, including compliance with the employment practices, regulatory matters, intellectual property protections and practices, accounting policies, internal controls and other general corporate policies of Parent and its Affiliates, (ii) reducing or downsizing the operations of the Surviving Corporation or its businesses, including the working capital, liquidity, capital expenditure and human resource levels and other support and development commitments with respect to the Surviving Corporation or its businesses, or (iii) otherwise changing the businesses or business plans of Parent or its Affiliates (including, from and after the Closing, the Surviving Corporation and any direct or indirect Subsidiary thereof), except to the extent any such business decision is made or other action taken with the primary intent of adversely impairing Company Senior Noteholders’ likelihood of receiving the Earn-Out Payments in accordance with this Agreement. For purposes of this Section 1.14(f)(ii), the term “intent” shall mean only the specific intent of a senior executive of Parent; provided, however, the fact that any such senior executive recognizes that an action, including the actions described in clauses (i)-(iii) above, may have the effect of hindering or impairing Company Senior Noteholders’ likelihood of receiving the Earn-Out Payments in accordance with this Agreement shall not, by itself, constitute sufficient evidence of intent.

(g)                Earn-Out Generally. The parties hereto hereby acknowledge and agree that the right of Company Senior Noteholders to any portion of any Earn-Out Payment, if any, shall not be represented by a certificate or any negotiable or other instrument, shall not represent an ownership interest in Parent or any of its Affiliates (including the Surviving Corporation and any direct or indirect Subsidiary thereof) or their respective businesses or assets (including, from and after the Closing, the assets of the Business) and shall not entitle Company Senior Noteholders to any rights common to any holder of any equity security of Parent or its Affiliates (including the Surviving Corporation and any direct or indirect Subsidiary thereof). Nothing in this Section 1.14 or elsewhere in this Agreement shall create or be deemed to create a fiduciary duty on the part of Parent or its Affiliates (including the Surviving Corporation and any direct or indirect Subsidiary thereof) to the Company Senior Noteholder in respect of any Earn-Out Payment. The parties hereto hereby acknowledge and agree that the right of Company Senior Noteholders to any portion of any Earn-Out Payment, if any, shall not be transferrable or assignable without the prior written consent of Parent, which shall not be unreasonably withheld or delayed.

Any attempted transfer or assignment of such rights by any Company Senior Noteholder (other than as permitted by the provisions of this Section 1.14) shall be null and void.

Section 1.15           Amounts Received from [***]. No later than the date that is ten (10) Business Days after the receipt by Surviving Corporation of any funds from [***] in payment of any of Company invoices Nos. [***] (net of the cost and expense of collection) (collectively and net of the cost of expense and collection, the “[***] Receivables”), Parent shall make or cause to be made a payment to the Paying Agent, for further distribution to the Company Senior Noteholders in accordance with their respective Pro Rata Portions thereof, equal to eighty-five percent (85%) of the amount of such funds so received from [***] Technologies, and shall pay or cause to be paid the Bonus Pool [***] Payments to the Bonus Recipients in accordance with Section 4.07(c) and the Bonus Plan.  Parent’s obligations under this Section 1.15 shall expire on the earliest to occur of (a) Parent’s satisfaction of its obligations under this Section 1.15 to (i) pay to the Paying Agent eighty-five percent (85%) of the full amount of [***] Receivables owed by [***] Technologies to the Company under invoices Nos. [***] and (ii) pay or cause to be paid the Bonus Pool [***] Payments to the Bonus Recipients (for the avoidance of doubt, net of the cost of expense and collection) and (b) September 30, 2023 (such earlier date, the “[***] Termination Date”).

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Article II
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth on the Disclosure Schedule, which exceptions or disclosures will be deemed to be part of the representations and warranties made under this Agreement, the Company represents and warrants to Parent and Merger Sub as set forth below:

Section 2.01           Organization and Good Standing. The Company is duly incorporated, validly existing and in good standing, as applicable, under the Laws of the State of Delaware, and has all necessary corporate power and authority to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. The Company is duly qualified to do business as a foreign corporation and is in good standing (if applicable) in each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification, except where the failure to be so qualified or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. The Company (a) has not been declared insolvent or bankrupt and no action or request is pending to declare it insolvent or bankrupt; (b) has not filed for insolvency or bankruptcy; and (c) is not insolvent, bankrupt, unable to pay its debts when and as they fall due or in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments. The Company is not affected by a mandatory cause of winding-up under the Laws of the State of Delaware.

Section 2.02           Power and Authorization; Enforceability. The Company has all requisite right, power, and authority to execute and deliver this Agreement and the other Company Transaction Documents, to perform its obligations under this Agreement and under each other Company Transaction Document, and to consummate the Transaction. All necessary corporate action has been taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement and each other Company Transaction Document. The Company has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Company Transaction Document. Assuming that this Agreement and each of the other Company Transaction Documents are valid and binding obligations of each of the other parties to this Agreement and each of the other Company Transaction Documents, this Agreement is, and each other Company Transaction Document, when duly executed and delivered at the Closing by the Company, will be, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception.

Section 2.03           No Violation or Conflict. The execution, delivery and performance by the Company of this Agreement and the other Company Transaction Documents, and the consummation of the Transaction do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Company; (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the loss of rights of the Company, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract to which the Company is a party or by which the Company is bound or to which any of its assets are subject; or (d) result in the creation or imposition of any Lien other than Permitted Liens on any assets of the Company, except in the case of clauses (b) and (c) where such conflict, violation, breach, default or event would not reasonably be expected to be material to the Company. Except as set forth on Section 2.03 of the Disclosure Schedule, no Consent is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transaction.

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Section 2.04           Capitalization; Ownership.

(a)                The authorized capital stock of the Company consists of (a) 24,000,000 shares of Common Stock, of which 2,422,273 shares are issued and outstanding and (b) 28,126,870 shares of Company Preferred Stock, of which (i) 1,469,504 shares are designated as Series A-1 Preferred Stock, of which 1,127,714 shares are issued and outstanding (ii) 63,290 shares are designated as Series A-2 Preferred Stock, of which 63,290 shares are issued and outstanding, (iii) 1,115,820 shares are designated as Series B-1 Preferred Stock, of which 823,211 shares are issued and outstanding, (iv) 2,896,978 shares are designated as Series B-2 Preferred Stock, of which 2,896,978 shares are issued and outstanding, (v) 98,577 shares are designated as Series C-1 Preferred Stock, of which 93,894 shares are issued and outstanding, (vi) 2,582,701 shares are designated as Series C-2 Preferred Stock, of which 1,011,022 shares are issued and outstanding, (vii) 9,100,000 shares are designated as Series D Preferred Stock, of which 8,725,223 shares are issued and outstanding, (viii) 6,300,000 shares are designated as Series E Preferred Stock, of which 3,905,364 shares are issued and outstanding and (ix) 4,500,000 shares are designated as Series F Preferred Stock, of which 1,880,941 shares are issued and outstanding. As of the Agreement Date, 91,974 shares of Common Stock are subject to outstanding Company Options, and 927,235 shares of Series F Preferred Stock are reserved for future issuances pursuant to outstanding Company Warrants as of the Agreement Date. Immediately prior to the Effective Time, all Company Preferred Stock shall have converted into shares of Common Stock. Each share of Company Preferred Stock is convertible on a one-for-one basis to a share of Common Stock. Section 2.04(a) of the Company Disclosure Schedules sets forth (A) as of the date of this Agreement, a true and complete list of each holder of Company Shares (prior to giving effect to the Conversion) and sets forth opposite each such holder’s name the number and type (including class or series) of Company Shares owned, of record or beneficially, by such holder, and whether any such Company Shares are subject to any vesting requirements and (B) as of the Closing, a true and complete list of each holder of Company Shares (after giving effect to the Conversion) and sets forth opposite each such holder’s name the number and type (including class or series) of Company Shares owned, of record or beneficially, by such holder, and whether any such Company Shares are subject to any vesting requirements.

(b)                All of the Company Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by a Company Stockholder as set forth on Section 2.04(a) of the Disclosure Schedule, and free and clear of all Liens (other than those arising under applicable securities laws). No Company Shares are held in treasury. None of the issued and outstanding Company Shares were issued in violation of any preemptive rights or Laws. Except for the Company Options set forth on Section 2.04(c) of the Disclosure Schedule, the Company Warrants set forth on Section 2.04(f) of the Company Disclosure Schedule and the Company Shares set forth on Section 2.04(a) of the Disclosure Schedule, there are no shares of capital stock, options, warrants, convertible securities, exchangeable securities, share appreciation rights, contingent value rights, Equity Interests or other rights, agreements, arrangements or commitments of any character, or rights (including preemptive rights), contingent or otherwise, relating to the Common Stock or Company Preferred Stock or obligating either the Company Stockholders or the Company to issue, sell or transfer any shares of Common Stock, or any other Equity Interest in, the Company. There are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any Common Stock or Company Preferred Stock or other Equity Interests of the Company, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, stockholder agreements, proxies or other commitments, agreements or understandings in effect with respect to the voting, registration or transfer of any shares of capital stock of or any other Equity Interests of the Company. There are no (A) outstanding bonds, debentures or other debt obligations the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with any stockholder of the Company on any matter, or (B) outstanding rights to payments or other benefits of any kind the value of which are or would be determined by reference to the value of any Equity Interests of the Company (including any “phantom equity,” equity appreciation rights, profit participation rights and similar arrangements).

(c)                Section 2.04(c) of the Disclosure Schedule sets forth, as of immediately prior to the Closing, a true and complete list of all Company Optionholders and sets forth opposite each such Company Optionholder’s name the number of shares of Common Stock subject to each Company Option held by such Company Optionholder and the grant date, the per share exercise price, the vesting schedule (including any acceleration provision) and the expiration date applicable to each such Company Option. Each Company Option (a) was granted with an exercise price at least equal to the fair market value of the Common Stock on the date such Company Option was granted (or repriced, if applicable), and neither the Company nor Parent has incurred or will incur any Liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Option, (b) is with respect to “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) of the grantor thereof, (c) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan and (d) has an exercise price in excess of the Per Share Amount.

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(d)                Except as set forth on Section 2.04(d) or Section 2.04(e) of the Disclosure Schedule, as of the Closing, the Company has no Indebtedness. Except as set forth on Section 2.04(d) of the Disclosure Schedule, none of the assets of the Company are subject to any Liens with respect to any Indebtedness. The Company has never guaranteed any Indebtedness or other obligation or Liability of any other Person. Section 2.04(d) of the Disclosure Schedule sets forth the aggregate amount owed by the Company under the Company Junior-Only Notes, including the principal, interest, penalties (including any prepayment penalties) and other liabilities under the Company Junior-Only Notes.

(e)                Section 2.04(e) of the Disclosure Schedule sets forth a true and correct list of all Company Noteholders and sets forth opposite each such Company Noteholder’s name, the date of the Note, the aggregate Company Noteholder Principal Indebtedness under such Company Note, the aggregate Company Noteholder Indebtedness under such Company Note, in each case, as of the Closing. Subject to the execution of the Note and Warrant Termination Agreements and the Note Termination Agreements, at the Closing, each and every Note shall be cancelled and terminated and the holder thereof shall have no further rights under the Note, except as expressly set forth in the Note and Warrant Termination Agreements and the Note Termination Agreements. Other than the Company Notes set forth on Section 2.04(e) of the Disclosure Schedule, as of immediately prior to the Closing, the Company has no other promissory notes, convertible notes or other similar instruments or, Liabilities or obligations relating thereto.

(f)                 Section 2.04(f) of the Disclosure Schedule sets forth, as of the date of the Agreement, a true and correct list of all holders of Series F Warrants and set forth opposite each such holder’s name, (i) the date of issue of such Series F Warrant, (ii) the exercise price of such Series F Warrant, if applicable, (iii) the number of shares of Series F Preferred Stock subject to such Series F Warrant, and (iv) the expiration date of such Series F Warrant. At the Closing, each and every Series F Warrant shall be cancelled and terminated pursuant to the terms of either a Note and Warrant Termination Agreement or a Warrant Termination Agreement, and the holder thereof shall have no further rights under such Series F Warrant. Other than the Series F Warrants set forth on Section 2.04(f) of the Disclosure Schedule, as of immediately prior to the Closing, the Company has no other warrants to purchase any Company Shares or other similar instruments, Liabilities or obligations related thereto.

Section 2.05           Compliance with Laws. The Company is, and has at all times been in material compliance with, all Laws and Orders applicable to it or its Business or assets. During the three (3)-year period prior to the Closing Date, the Company has not received any written or, to the Company’s Knowledge, oral notice regarding any violation of a Law or Order or of any obligation to bear any cost for any remedial action in respect thereof. There is not currently pending any internal investigation related to any potential violation of Law or Order relating to the Company. None of the representations and warranties contained in this Section 2.05 shall be deemed to relate to labor matters (which are governed by Section 2.15), employee benefits matters (which are governed by Section 2.16), environmental matters (which are governed by Section 2.17) or tax matters (which are governed by Section 2.18).

Section 2.06           Litigation. There are no Proceedings currently pending or, to the Company’s Knowledge, threatened which involve the Company, its businesses or its assets. There are not any unsatisfied Orders against the Company or any of its businesses, properties or assets. There is no Proceeding pending, or to the Company’s Knowledge, threatened in writing against the Company that would adversely affect the ability of the Company to consummate the Contemplated Transactions. To the Company’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Proceeding. Section 2.06 of the Disclosure Schedules sets forth a list of all prior Proceedings to which the Company was a party or to which the Company was threatened to be made a party in the last five (5) years prior to the date hereof.

Section 2.07           Financial Statements; Undisclosed Liabilities.

(a)                The Company has made available to Parent complete and accurate copies of the following financial statements of the Company (collectively, the “Financial Statements”): (i) the audited balance sheets of the Company as of December 31, 2019 and December 31, 2020, in each case, including the notes thereto, and the audited statements of income, stockholders’ deficit and cash flow as of the fiscal years then ended; (ii) the unaudited balance sheet of the Company as of December 31, 2021 (the “Most Recent Fiscal Year End”), and the unaudited statements of income as of the fiscal year then ended (the “2021 Financial Statements”); and (iii) the unaudited balance sheet (the “Latest Balance Sheet”) of the Company as of March 31, 2022 (the “Latest Balance Sheet Date”), and the related unaudited statement of income as of and for the period from January 1, 2022 through and as of the Latest Balance Sheet Date (the “Interim Financial Statements”).

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(b)                Each of the Financial Statements (i) has been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis for the periods covered thereby, and subject to, in the case of the Interim Financial Statements and the 2021 Financial Statements, ordinary course year-end adjustments (the effect of which will not be materially adverse) and the absence of footnote disclosure (that, if presented, would not differ materially from those presented in the audited Financial Statements), (ii) are true, correct and complete in all material respects and (iii) fairly presents in all material respects the consolidated financial position and results of operations of the Company as of the dates and for the periods indicated therein. The books and records of the Company have been maintained in accordance with sound business practices, and are correct and complete in all material respects. All such books and records (including all Material Contracts and material correspondence and records related thereto) are located, either in electronic or hard copy format, at the principal office of the Company.

(c)                The Company has no Liability, commitment or obligation of any kind other than: (a) liabilities and obligations set forth on the Latest Balance Sheet; (b) liabilities and obligations which have arisen since the Latest Balance Sheet Date in the Ordinary Course which are not, individually or in the aggregate, material in amount; and (c) liabilities that have been discharged or paid off since the Latest Balance Sheet Date in the Ordinary Course or as expressly contemplated by this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Latest Balance Sheet have been established in accordance with GAAP consistently applied by the Company for pre-Closing periods.

(d)                The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) the assets of the Company have been recorded in conformity with GAAP. Neither the Company nor, to the Knowledge of the Company, any employee of the Company has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or any other Employee of the Company who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing.

(e)                Section 2.07(e) of the Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all Persons authorized to make withdrawals therefrom as of the Closing.

(f)                 The Company has made available to Parent true, correct and complete copies of (i) all documents identified on the Disclosure Schedule, and (ii) all organizational and governing documents of the Company, each as currently in effect. The minute books of the Company made available to Parent contain a true, correct and complete summary of all meetings of directors of the Company and of the Company Stockholders or actions by written consent since January 1, 2017 through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company.

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Section 2.08           Absence of Certain Changes and Events. Since the Latest Balance Sheet Date, the Company has conducted its Business in the Ordinary Course and, except as expressly contemplated by this Agreement or any other Transaction Document, there has not been, with respect to the Company, any:

(a)                Material Adverse Effect;

(b)                amendment of the charter, by-laws or other organizational documents;

(c)                split, division, combination or reclassification of any capital stock, shares or other equity securities, or any issuance, sale or other disposition of or grant of any rights to purchase or obtain (including upon conversion, exchange or exercise) any such equity securities;

(d)                declaration or payment of any dividends or distributions on or in respect of any equity securities, purchase or acquisition of any equity securities;

(e)                change in any method of accounting or accounting practice, including any change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f)                 amendment, modification, acceleration, relinquishment, termination, cancellation or nonrenewal of any Material Contract or entry into any Contract that would constitute a Material Contract;

(g)                hiring or termination of any, director, officer, Employee, contractor or consultant with an annual compensation of $75,000 or more;

(h)                (a) adoption, amendment or material modification of an Employee Benefit Plan, (b) grant of severance or termination pay to any Employee, (c) material increase in the compensation of, or payment of any bonus to, any Employee or (d) any other material change with respect to the compensation or other benefits payable to any director or Employee of the Company except, in each of (a) through (d), as required by Law or by any existing Contract;

(i)                 entry into any other transaction with any of its directors, officers or employees, other than transactions in the Ordinary Course;

(j)                 incurrence, creation, assumption, payment, cancellation or discharge of (a) any Lien on any of its assets (other than Permitted Liens); (b) any Indebtedness; or (c) any Liability as a guarantor or surety with respect to the obligations of others;

(k)                transfer, assignment, sale, exclusive license or other disposition of any of the material assets (including Intellectual Property) shown or reflected in the Interim Financial Statements, other than in the Ordinary Course;

(l)                 abandonment, cancellation, withdrawal, refusal, or expiration (excluding expiration in accordance with the statutory period) of any Intellectual Property subject to a registration, filing, or application by the Company;

(m)                material damage, destruction or loss (whether or not covered by any Company Policy) to any property;

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(n)                any capital investment in, or any loan to, any other Person, or any capital expenditures in excess of $50,000;

(o)                termination, waiver, settlement or compromise of any material right of value or initiation or settlement of any material Proceeding;

(p)                request for, negotiation, or receipt of any Tax ruling on behalf of the Company, or entry into any closing agreement, agreement to an extension of the statute of limitations with respect to the assessment or collection of Taxes, amendment to any Tax Return, filing of any Tax Return in a manner that is inconsistent with past custom and practice, making, changing or rescinding of any election relating to Taxes, surrendering of any claim for a refund of Taxes, settlement or compromise of any Tax Liability, making of any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return; or

(q)                authorization of or entry into any agreement or commitment with respect to any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 2.09           Real Property.

(a)                The Company does not hold a fee interest in or otherwise own any real property.

(b)                Section 2.09(b) of the Disclosure Schedule sets forth all leases (the “Real Property Leases”) with respect to each parcel of real property leased by the Company (the “Real Property”). With respect to each Real Property Lease, (a) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect, (b) the Company’s possession and quiet enjoyment of the Real Property under such Real Property Lease has not been disturbed and, to the Company’s Knowledge, there are no disputes with respect to such Real Property Lease, and (c) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property or any portion of such Real Property.

(c)                The Real Property comprises all of the real property used in the Business, and, other than the Real Property Leases, the Company is not a party to any other Contract which includes any option to purchase or lease any real property or interest in real property. To the Company’s Knowledge, neither the current use and occupancy of the Real Property nor the condition thereof violates any applicable deed restrictions or other applicable covenants, restrictions, agreements, site plan approvals or variances or the certificate of occupancy for such improvements. Without limiting Section 2.05 above, the current use, operation and condition of each Real Property by the Company is in compliance with applicable building codes and all applicable zoning, subdivision and land use laws, ordinances and regulations, and, to the Company’s Knowledge, all certificates of occupancy, use permits and other licenses or authorizations required in connection with the use of each Real Property are in full force and effect.

Section 2.10           Material Contracts.

(a)                Section 2.10(a) of the Disclosure Schedule lists the following Contracts to which the Company is a party (collectively, the “Material Contracts”):

(i)                 any Contract relating to Indebtedness of the Company or any Contract under which the Company has guaranteed the Indebtedness of any other Person, in each case in excess of $50,000, or any Contract relating to the issuance of letters of credit;

(ii)               any Contract providing for the sale, assignment, lease, license or other disposition of any asset of the Company with a value in excess of $25,000, except for sales of obsolete assets and sales of inventory in the Ordinary Course;

(iii)             any Contract granting a Lien upon any asset of the Company that requires annual aggregate payments by the Company in excess of $25,000, other than Permitted Liens;

(iv)              any partnership, limited liability company or joint venture agreement in which the Company participates as a partner, member or joint venturer;

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(v)                any Real Property Lease that involves annual aggregate payments by the Company in excess of $25,000;

(vi)              any sales agency, sales representation, distributorship, broker or franchise Contract that is (i) not terminable without penalty on 90 days’ notice or less and (ii) requires payment by the Company in excess of $25,000 per annum;

(vii)            any Contract that limits, or purports to limit, the ability of the Company to (i) engage in any aspect of its business; (ii) participate or compete in any line of business, market or geographic area; (iii) freely set prices for its products or services; (iv) solicit potential employees, consultants, contractors or other suppliers or customers; (v) incur or guarantee any Indebtedness or granting a Lien on the assets of the Company; or (vi) use or enforce any Intellectual Property rights;

(viii)            any Contract that grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person;

(ix)               any Contract with a Top Supplier or a Top Customer;

(x)                any Contract with a Governmental Authority;

(xi)              any Contract granting any license or right under or assignment of Intellectual Property (i) to the Company, except for (1) end user licenses with respect to off-the-shelf, shrinkwrap, or clickwrap software applications (including software provided as a service) made available for an aggregate cost of less than $50,000, (2) non-disclosure agreements entered into in the Ordinary Course by the Company, and (3) proprietary information and invention assignment Contracts with current and former employees of the Company entered into in the Ordinary Course, and (ii) from the Company to any third parties, except for (1) non-exclusive licenses granted in the Ordinary Course and (2) non-disclosure agreements entered into in the Ordinary Course by the Company;

(xii)              any Contract (other than purchase and sale orders executed in the Ordinary Course) that is not otherwise responsive to any other subclause of this Section 2.10(a) that requires payment by the Company in excess of $75,000 per annum or in which $125,000 in the aggregate remains to be paid by the Company under such Contract, or provides for the Company to receive any payments in excess of, or any property with a fair market value in excess of $75,000 per annum or in which $125,000 in the aggregate remains payable to the Company under such Contract; or

(xiii)             any other Contract not already set forth or required to be set forth in Section 2.10(a) of the Disclosure Schedule that was not otherwise entered into in the Ordinary Course by the Company or is otherwise material to the Business.

(b)                All Material Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or, to the Company’s Knowledge, is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company, or, to the Company’s Knowledge, any other party thereto, or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has made available to Parent true, complete and correct copies of all written Material Contracts (including all modifications, amendments, signatures, exhibits and supplements thereto and waivers thereunder) and accurate written descriptions of all material terms of all oral Material Contracts (including all modifications, amendments, signatures, exhibits and supplements thereto and waivers thereunder). None of the representations and warranties contained in this Section 2.10 shall be deemed to relate to Real Property Leases (which are governed by Section 2.09) or Company Policies (which are governed by Section 2.11).

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Section 2.11           Insurance. Section 2.11 of the Disclosure Schedule contains a true, correct and complete list of each insurance policy owned by, or maintained for the benefit of, the Company (each a “Company Policy”). Such Company Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the Transaction. The Company has not received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Company Policies, other than premium increases in connection with a renewal of a Company Policy in the Ordinary Course. All premiums due on such Company Policies have been paid in accordance with the payment terms of each Company Policy. All such Company Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.

Section 2.12           Permits. The Company has and maintains in full force and effect, and is in compliance with, all material Permits required for the operation of the Business. The Company has not received any written or, to the Company’s Knowledge, oral notice from any third party or Governmental Authority regarding, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in, (a) any actual or possible failure to comply with any term or requirement of any material Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material governmental authorization.

Section 2.13           Tangible Personal Property; Condition and Sufficiency of Assets.

(a)                The Company has good and valid title to, or a valid leasehold interest in, the tangible personal property used in the conduct of the Business reflected on the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet, free and clear of all Liens (except Permitted Liens), except assets disposed of in the Ordinary Course since the Latest Balance Sheet Date. The tangible personal property owned or used by the Company is in good operating condition and repair, ordinary wear and tear excepted.

(b)                The buildings, premises, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair for assets of similar age, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of material tangible personal property currently owned or leased by the Company, together with all other tangible assets of the Company, constitute all the tangible property and assets that are used in, relate to, or are necessary for the operation of the Business by the Company in the same manner as conducted since the Latest Balance Sheet Date and constitute all the tangible property and assets necessary for the continued conduct of the Business.

Section 2.14           Intellectual Property.

(a)                Section 2.14(a) of the Disclosure Schedule contains a complete and accurate list of all (i) Owned Registered Intellectual Property, including for each item, the name of the legal owner and owner(s) of record, the applicable jurisdiction, status, application or registration number, and date of application, registration, or issuance, as applicable and (ii) any pending, or to the Company’s Knowledge, or threatened Proceedings (excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent foreign authority) before any Governmental Authority in which the Owned Registered Intellectual Property is involved. Each item of Owned Registered Intellectual Property is valid and subsisting, and excluding pending applications, enforceable. All necessary registration, maintenance and renewal fees currently due in connection with Owned Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with such Owned Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Owned Registered Intellectual Property.

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(b)                No Owned Intellectual Property or Company Offerings are subject to any order, decree, or judgment of a Governmental Authority restricting the use, transfer, or licensing thereof, or which may affect their validity, use or enforceability. All Owned Intellectual Property will be fully transferable, alienable and licensable following the Closing Date without restriction and without payment of any kind to any Person in the same manner and to the same extent as immediately prior to the Closing Date.

(c)                The Company owns and has good and exclusive title to, each item of Owned Intellectual Property free and clear of any Liens (other than Permitted Liens). The Company has not: (i) transferred or assigned ownership of any Owned Intellectual Property that was, at the time of transfer or assignment, material to Business; (ii) granted any exclusive license of or exclusive right to any Owned Intellectual Property; (iii) authorized or agreed to joint ownership of any Intellectual Property; or (iv) permitted their rights in any Owned Intellectual Property to lapse or enter the public domain.

(d)                The operation of the Business, including the design, development, manufacture, use, import, sale licensing or other exploitation of the Company Offerings, has not infringed, violated, diluted, or misappropriated any Intellectual Property of any Person or constituted unfair competition or trade practices under applicable law, and does not, and will not, infringe, violate, dilute, or misappropriate any Intellectual Property of any Person or constitute unfair competition or trade practices under applicable law. There are no, and have been no, Proceedings alleging any such infringement, misappropriation, violation, dilution, unfair competition or trade practices by the Company and the Company has not received notice from any Person with respect thereto. The Company has not received notice from any Person alleging that the Company is obligated or has a duty to defend, indemnify, or hold harmless any other Person with respect to, or has assumed any Liabilities or is otherwise responsible for, any such allegations of infringement, misappropriation, violation, dilution, unfair competition or trade practices.

(e)                To the Company’s Knowledge, no Person has infringed, violated, diluted, or misappropriated, or is infringing, violating, diluting, or misappropriating, any Owned Intellectual Property. The Company has not provided any Person with any notice alleging such infringement, violation, dilution, or misappropriation and there are no, and have been no Proceedings with respect thereto.

(f)                 Neither this Agreement nor the Contemplated Transactions will result in, or give any other Person the right or option to cause (or purport to give any other Person the right or option to cause), pursuant to any contract or agreement to which the Company is a party: (i) a loss of, or imposition of any Lien on, any Intellectual Property; (ii) the granting or assigning to any Person any right in or license to any Intellectual Property; or (iii) the Company, Parent, or any of Parent’s Affiliates being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business.

(g)                The Company takes and has taken at all times reasonable steps to protect its rights in its trade secrets and confidential information, and any trade secrets or confidential information of third parties provided to it under an obligation of confidentiality.

(h)                Each current and former employee, consultant, and independent contractor of the Company who is or was involved in, or has participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any material Technology or Intellectual Property for or on the behalf of the Company has executed a valid and enforceable agreement that includes customary confidentiality obligations in favor of the Company and an effective assignment to the Company of all of such employee’s, consultant’s, and independent contractor’s rights in such Technology and Intellectual Property. To the Company’s Knowledge, no such employee, consultant, or independent contractor is, or has been in, breach of such agreements.

(i)                 No funding of a Governmental Authority, or funding, facilities or resources of a university, college, hospital, military, other educational institution or research center or direct funding from third parties was used in the creation or development of any Owned Intellectual Property. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company has performed services for a Governmental Authority, university, college, hospital, military, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

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(j)                 The Company has not participated in any standards-setting process nor made or undertaken any commitment or obligation to license, or offer to license, any Intellectual Property as a result of or in connection with its participation in any standards-setting process.

(k)                The Company has taken commercially reasonable steps to protect and ensure proper operation, monitoring and use of the IT Systems and to provide for backup and recovery of the data and information critical to the conduct of the Business. The IT Systems are, as a whole, adequate and sufficient, and in good working condition to effectively perform all information technology operations necessary, for the conduct of the Business. Within the past thirty-six (36) months there has been no material disruption to, or material interruption in, the operation of the business due to a defect, bug, breakdown or other failure or deficiency in the IT Systems. There have been no unauthorized intrusions or breaches of the security of the IT Systems, and the data and information which they store or process has not been corrupted in any discernible manner or accessed without authorization.

(l)                 The Company has: (i) put in place procedures and arrangements to ensure and monitor compliance with Data Protection Legislation, including taking all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse; (ii) complied with all relevant requirements of Data Protection Legislation, including requests from data subjects for access to any data held and notification to the relevant data protection regulator by data controllers of the processing of Personal Data; and (iii) not received any notices or offers from the data protection regulator in any jurisdiction, a data controller or a data subject which claimed compensation under or alleged non-compliance with any Data Protection Legislation or prohibited the transfer of Personal Data pursuant to applicable law and has no reason to believe that circumstances exist that may give rise to any such notice or order. The Company has provided adequate notice of its privacy practices in its privacy policies, which policies have been made available to Parent.  The Company has complied with all of its privacy policies relating to the collection, storage, transfer and any other processing of any Personal Data collected or used in any manner.

Section 2.15           Labor Matters.

(a)                Section 2.15(a) of the Disclosure Schedule contains a list of all Persons who are directors, officers, Employees, consultants or contractors of the Company as of the Closing Date and sets forth for each such Person the following: (i) name; (ii) title or position (including whether a director, officer, Employee, consultant or contractor, and in each case whether full- or part-time); (iii) hire date; (iv) work location; (v) current annual base compensation rate; (vi) commission, bonus or other incentive-based compensation, including any commissions or bonuses earned that have not yet been paid; (vii) the number of sick days to which such Person is entitled and which have accrued and the aggregate amount thereof; (viii) the vacation days to which such Person is entitled, annual entitlement to vacation days and their accrued and unpaid vacation (represented both in terms of the number of days as well as the dollar value); and (ix) automobiles and other benefits in kind. The Company has complied and is presently in compliance in all material respects with all applicable Laws relating to employment (including, without limitation, classification of employees as exempt or non-exempt and classification of service-providers as employees or independent contractors), equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, privacy rights of employees and/or obligations relating to subcontractors. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union or an employee representative body (in particular but not limited to works councils), and, to the Company’s Knowledge, there has been no effort by any labor union to organize any employees of the Company (the “Employees”) into one or more collective bargaining units. There is not pending or, to the Company’s Knowledge, threatened any labor dispute, strike or work stoppage by any Employees. There is not now pending or, to the Company’s Knowledge, threatened any labor-related charge or complaint against the Company by or with any Governmental Authority or any representative thereof. To the Company’s Knowledge, no executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company. All of the Employees have provided documentation required by applicable Law showing they are validly authorized to be employed in the jurisdiction of their employment and all other applicable state and local jurisdictions where such Employees perform services for the Company.

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(b)                Section 2.15(b) of the Disclosure Schedule contains a list of all agreements, promises and regulations applicable to the Company as of the Agreement Date which contain (i) limitations on the termination of employment agreements, including provisions concerning severance payments, (ii) limitations to relocate activities of the Company, (iii) guarantees to maintain a certain number of employees in the Company or (iv) any other restrictions on future restructurings of the workforce of the Company.

Section 2.16           Employee Benefits.

(a)                Section 2.16(a) of the Disclosure Schedule contains a list of all Employee Benefit Plans. The Company has made available to Parent true, complete and correct copies of, with respect to each Employee Benefit Plan (as applicable): (i) the document, if any, constituting such current Employee Benefit Plan (including all amendments thereto) and the current summary plan description, (ii) a written description of any Employee Benefit Plan that is not set forth in a written document, (iii) any determination, opinion, notification and advisory letters from a Governmental Authority, (iv) all material correspondence to or from any Governmental Authority received in the last three (3) years prior to the Closing Date, (v) all material written agreements and contracts currently in effect, and (vi) all annual reports (Form 5500) and discrimination tests for the past two years.

(b)                Each Employee Benefit Plan has been administered in all material respects in compliance with its terms and all applicable Laws. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a currently effective favorable determination letter as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the Internal Revenue Service, and no amendment to such Employee Benefit Plan has been adopted since the date of such letter that would be reasonably expected to adversely affect such favorable determination. The Company is not subject to any material Liability or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA. No Company stock option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code. All contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the Agreement Date to or with respect to the Employee Benefit Plans have been timely made or accrued. No Proceeding (excluding claims for benefits incurred in the Ordinary Course) has been brought or is pending or, to the Company’s Knowledge, is threatened against or with respect to any Employee Benefit Plan or the assets or any fiduciary thereof.

(c)                No plan currently or ever in the past maintained, contributed to or required to be contributed to by the Company, or any of its ERISA Affiliates is or was a “multiemployer plan” as defined in Section 3(37) of ERISA, a plan described in Section 413 of the Code, a plan subject to Title IV of ERISA, or a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

(d)                No Employee Benefit Plan provides, or represents any Liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee of the Company, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company, except to the extent required by applicable Law.

(e)                The execution of this Agreement and the consummation of the Transaction will not, either alone or in conjunction with any other event, (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan, or (iii) trigger any obligation to fund any Employee Benefit Plan.

(f)                 There is no contract, plan or arrangement covering any current or former employee, director or consultant of the Company that, individually or collectively, would reasonably be expected to give rise as a result of the Contemplated Transactions to the payment of any amount or provision of any benefit that would not be deductible by the Company by reason of Section 280G of the Code. No Employee Benefit Plan has failed to comply with Section 409A of the Code in a manner that would result in any tax, interest or penalty thereunder, and the Company has no Liability or obligation to pay or reimburse any taxes, or related penalties or interest that may be incurred pursuant to Code Section 4999 or Code Section 409A.

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Section 2.17           Environmental Matters. The operations of the Company are, at all times have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining and maintaining any Environmental Permits applicable to the business and assets of the Company. The Company is not subject to any pending or, to the Company’s Knowledge, threatened claim alleging that the Company is in violation of, or has any Liability under, any Environmental Law. None of the property owned, leased, occupied or operated by the Company is affected by any condition, and there has been no activity or failure to take any action by the Company, that would reasonably be excepted to result in any Liability or obligation under any Environmental Law.

Section 2.18           Tax Matters.

(a)                The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects. The Company has paid all Taxes (whether or not shown as due on a Tax Return) that were due on or prior to the Agreement Date, including Taxes which any of them was required to withhold.

(b)                The Latest Balance Sheet contains an adequate accrual in accordance with GAAP for all unpaid Taxes as of the Latest Balance Sheet Date. The Company has not incurred any Liability for Taxes subsequent to the Latest Balance Sheet Date except in the Ordinary Course.

(c)                The Company has made available to Parent correct and complete copies of all Tax Returns referenced in Section 2.18(a) and filed for the last five (5) years. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in such jurisdiction. The Company (i) is not and has never been, engaged in a trade or business or (ii) has, or has ever had, a “permanent establishment” (as defined in any applicable income Tax treaty or under any applicable Law) or a fixed place of business, in any country other than the United States.

(d)                The Company has complied with all applicable Laws relating to the payment and withholding of Taxes from Employees and other Persons. With respect to any transactions or payments that were exempt from withholding or collection of Taxes, the Company has timely and properly received and retained (and submitted to the appropriate Governmental Authority to the extent required) any appropriate Tax exemption certificates and other documentations. The Company has complied in all material respects with all applicable information-reporting requirements.

(e)                There are no material Liens for Taxes (other than Permitted Liens) on any of the assets of the Company.

(f)                 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect. There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company.

(g)                The Company is not a party to or bound by any Tax sharing allocation, indemnification agreement or similar agreement.

(h)                The Company has not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code or comparable provision of applicable Tax Law) or similar designation under comparable applicable Tax Law with respect to a transaction described in Section 355 of the Code (or comparable provision of applicable Tax Law) (a) within the two (2)-year period ending as of the Closing Date, or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code or comparable provision of applicable Tax Law) that includes the Transaction.

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(i)                 The Company (a) has not been a member of any affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined or unitary group, as defined under applicable Law, and (b) has no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of applicable Law), or as a transferee, successor, by Contract or otherwise.

(j)                 The Company (a) is not currently or has ever been the subject of a Tax Proceeding and the Company has not received any notice of any such Tax Proceeding against the Company, (b) has not received any notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which is not being contested in good faith or has not been satisfied or withdrawn, and (c) has not received any notice raising any material issues with respect to any Tax Return.

(k)                The Company has never engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(1) (or comparable provision of applicable Tax Law).

(l)                 Section 2.18(l) of the Disclosure Schedule sets forth the amount of any Taxes that otherwise would have been required to be paid or remitted to the applicable Governmental Authority or withheld on or prior to the Closing Date by the Company, which has been extended, deferred or delayed as permitted under any other COVID-19 Measures. The Company has not claimed any Tax credits or requested any advance payment or refund of tax credits under any COVID-19 Measures.

(m)              The Company does not, directly or indirectly, own an interest in any (i) “passive foreign investment company” within the meaning of Section 1297(a) of the Code or (ii) “controlled foreign corporation” within the meaning of Section 957(a) of the Code. The Company has not made any elections under Section 965 of the Code.

(n)                The Company will not be required to include any items of income, or exclude any items of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of applicable Law); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for federal income tax purposes (or any similar doctrine for foreign, state or local tax purposes); (iii) a change in or improper use of a method of accounting; (iv) a “closing agreement” within the meaning of Code Section 7121 executed on or prior to the Closing Date (or comparable provision of applicable Tax Law); (v) any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or comparable provision of applicable Tax Law), (vi) prepaid amount or deferred revenue received on or prior to the Closing Date or (vii) an election pursuant to Section 965 of the Code.

(o)                The Company is in compliance with all applicable transfer pricing laws and regulations. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(p)                The Company has complied with all applicable Laws relating to the maintenance and preparation regarding Tax documents and documentation (including transfer pricing documentation) and all such Tax documents are retained and available at the Company (until the statute of limitations under applicable Laws).

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Section 2.19           Accounts Receivable. All accounts receivable that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course. Except to the extent paid prior to the Closing Date, such accounts receivable are as of the Closing Date current. There is no contest, claim or defense under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.

Section 2.20           Customers and Suppliers.

(a)                 Section 2.20(a) of the Disclosure Schedule sets forth a list of the ten (10) largest customers (by revenue) of the Company (the “Top Customers”) for the fiscal year ended December 31, 2021 and for the three-month period ended on the Latest Balance Sheet Date, and includes the actual amount for which each such Top Customer was invoiced by the Company during such periods. Since the Most Recent Fiscal Year End, Company has not received any written or, to the Company’s Knowledge, oral notice from any Top Customer to the effect that such customer is terminating or materially and adversely amending its business relationship with the Company, intends to stop using the services of the Company prior to the termination or amendment of any existing agreement with such Top Customer or that such Top Customer intends to materially reduce the services it utilizes from the Company.

(b)                Section 2.20(b) of the Disclosure Schedule sets forth a list of the ten (10) largest suppliers (by purchases) of the Company (the “Top Suppliers”), for the fiscal year ended December 31, 2021 and for the three-month period ended on the Latest Balance Sheet Date, and includes the actual amount the Company purchased from each such supplier during such periods (treating affiliated suppliers as a single supplier). Since the Most Recent Fiscal Year End, the Company has not received any written or, to the Company’s Knowledge, threatened notice from any Top Supplier to the effect that such Top Supplier is terminating or materially and adversely amending its business relationship with the Company, intends to stop providing products or services to the Company prior to the termination or amendment of any existing agreement with such Top Supplier or that such Top Supplier intends to materially reduce the availability of the products or services supplied to the Company.

Section 2.21           Foreign Corrupt Practices. Neither the Company nor any of its Affiliates, or, to the Company’s Knowledge, any agent or other Person acting on behalf of the Company or any of their respective Affiliates, has (a) directly or indirectly, including through any agent, representative or other person authorized to act on its behalf, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company or any of its Affiliates (or made by any Person acting on its behalf of which the Company or any of its Affiliates is aware) which is in violation of Law, or (d) violated any provision of the Foreign Corrupt Practices Act of 1977 (USA), as amended or the comparable regulation applicable in the relevant jurisdiction.

Section 2.22           Export and Import Laws and Regulations Compliance. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company under any, and the Company is, and has at all times been, in compliance in all material respects with all export and import Laws. The Company has made available to Parent accurate copies of issues and pending import and export licenses, technical assistance agreements and other Permits required by applicable export and import Laws.

Section 2.23           Related Party Transactions. None of (a) the Company, (b) any director, or officer of the Company or (c) to the Company’s Knowledge, any shareholder, Employee or Affiliate of the Company or any other Person who is the spouse or immediate family member of any of the foregoing, or any entity in which any such Person owns more than two percent (2%) of the outstanding equity securities is a party to any Contract or transaction with the Company or which is pertaining to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the businesses of the Company. No such Person owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer (or partner or other equivalent position) or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which is a party to any Contract with the Company.

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Section 2.24           Brokers. Except for Raptor Partners LLC, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of the Company.

Section 2.25           No Subsidiaries. The Company does not own and has not owned, any capital stock, security, partnership interest or other equity interest or debt security of any kind in any corporation, partnership, limited liability company, joint venture, association or other entity or Person.

Section 2.26           Disclaimer of Additional Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO PARENT OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE COMPANY’S MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR PRESENTATIONS, INCLUDING SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Article III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represents and warrants to the Company as set forth below as of the Closing Date:

Section 3.01           Organization and Good Standing. Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate power and authority to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.

Section 3.02           Power and Authorization; Enforceability. Each of Parent and Merger Sub has all requisite right, power and authority to execute and deliver this Agreement and the other Parent Transaction Documents, to perform its obligations under this Agreement and under the other Parent Transaction Documents and to carry out the Contemplated Transactions. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Parent Transaction Document to which each is a party. Assuming that this Agreement and each of the other Parent Transaction Documents are valid and binding obligations of each of the other parties to this Agreement and to each of the other Parent Transaction Documents, this Agreement is, and each other Parent Transaction Document, when duly executed and delivered at or prior to the Closing by Parent and Merger Sub, as applicable, will be, the legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable in accordance with its respective terms, except as the enforceability of such obligations may be limited by the Remedies Exception.

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Section 3.03           No Violation or Conflict. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Parent Transaction Documents to which each is a party, and the consummation of the Contemplated Transactions do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Parent or Merger Sub; or (c) give any Governmental Authority or other Person the right to challenge the consummation and performance of the Contemplated Transactions. No Consent is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement and the other Parent Transaction Documents and the consummation of the Contemplated Transactions.

Section 3.04           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.05           Sufficiency of Funds. Parent, together with its Affiliates, has sufficient cash on hand or other sources of immediately available funds to enable it to consummate the Contemplated Transactions.

Section 3.06           Legal Proceedings. There are no Proceedings pending or, to Parent’s knowledge, threatened against or by Parent that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions.

Section 3.07           Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the Business and results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Parent has relied solely upon its own investigation and the express representations and warranties the Company set forth in Article II (including the related portions of the Disclosure Schedule); and (b) none of the Company or any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article II (including the related portions of the Disclosure Schedule). For the avoidance of doubt, nothing in this Section 3.07 shall limit or be deemed to limit the express representations and warranties of the Company set forth in this Agreement or any other agreement ancillary to this Agreement or limit or be deemed to limit the rights of any Parent Indemnified Party pursuant to Article V.

Article IV
CERTAIN COVENANTS OF THE PARTIES

Section 4.01           Further Actions. From and after the Closing, each of the Parties agrees to, from time to time, execute and deliver such other documents, certificates, agreements, and other writings as the other Party reasonably requests, and to take such other actions, as may be reasonably necessary, proper or advisable, in each case, in order to consummate or implement expeditiously the Contemplated Transactions.

Section 4.02           Cooperation. The Parties shall reasonably cooperate with each other, and shall cause their respective Representatives to reasonably cooperate with each other to ensure the orderly transition of the Company to Parent and to minimize in a commercially reasonable manner any disruption to the respective businesses of Parent and the Company that might result from the Contemplated Transactions. After the Closing Date, upon reasonable written notice, Parent and Noteholders’ Representative (to the extent that the Noteholders’ Representative has access or can cause access) shall furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, such information and assistance relating to the Company, including access to former employees of the Company, as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment. Each of the Parties shall reimburse one another for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 4.02. No Party shall be required by this Section 4.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Parent, the business or operations of the Company).

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Section 4.03           Stockholders Consent; Notice of Appraisal Rights; Section 228(e) Notice.

(a)                The Company shall deliver to Parent immediately following the execution and delivery of this Agreement, the Requisite Stockholder Approval pursuant to a written consent in lieu of a meeting, executed by the Company Stockholders listed on Section 4.03(a) of the Disclosure Schedule in the form attached hereto as Exhibit E (the “Written Consent”). Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b)                No later than ten (10) days after the Closing, the Surviving Corporation shall prepare and mail or otherwise deliver in accordance with applicable law a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Governing Documents of the Company and (iii) notify such Company Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Company Stockholder must demand appraisal of such Company Stockholder’s Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Company Stockholders in accordance with this Section 4.03(b) shall be subject to Parent’s advance review and approval.

Section 4.04           Tax Matters.

(a)                Straddle Period Allocations. For purposes of determining the amount of Taxes that are payable for a Straddle Period, the portion of such Taxes which relate to the pre-Closing portion of the Straddle Period ending on the Closing Date shall: (i) in the case of Taxes such as real and personal ad valorem taxes, sales taxes, employment taxes and other similar Taxes that in each case, are not measured by or based on income, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by the fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of all other Taxes, be deemed equal to the amount of Taxes which would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on (and including) the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable. Parent shall be solely responsible for filing all necessary Tax Returns relating to such Straddle Period and for filing all necessary Tax Returns of the Company for the year ended December 31, 2021.

(b)                Transfer Taxes. Parent, on one hand, and the Company Senior Noteholders, on the other, shall each be responsible for fifty percent (50%) of all transfer, value-added, documentary, sales, excise, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions (collectively, the “Transfer Taxes”). Parent shall be solely responsible for filing all necessary Tax Returns relating to such Transfer Taxes.

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(c)                Cooperation and Records Retention. Parent and the Company Senior Noteholders shall: (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Governmental Authority or judicial or administrative proceedings relating to Taxes (including by making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder) and (ii) each retain and provide the other upon reasonable request with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination for the Company.

Section 4.05           Public Announcements. Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange upon which the securities of one of the Parties (or a parent entity or other Affiliate thereof) is listed, from and after the Closing Date, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement or the Transaction unless specifically approved in advance by Parent. Notwithstanding the foregoing, Parent will have the right to (i) announce (publicly or otherwise) the consummation of the Contemplated Transactions and (ii) approve and be present for any communication by which any Employees, customers or suppliers of the Company, and other Persons having dealings with the Company, will be informed of the Contemplated Transactions, and neither Party shall make any such communications unless specifically approved in advance by Parent, except (a) to the extent disclosure by Company Senior Noteholders or Company Stockholders to their respective tax or financial advisors is required for purposes of complying with Company Senior Noteholders’ or Company Stockholders’ tax obligations or other reporting obligations under Law arising out of the Contemplated Transactions and (b) to the extent disclosure is made by a Company Senior Noteholder or Company Stockholder that is a venture capital fund to its partners, provided that (1) such partners are bound by a duty of confidentiality and (2) such disclosure is limited to the results of such Company Senior Noteholder’s or Company Stockholder’s investment in the Company and such other information as is required to be disclosed by such Company Senior Noteholder or Company Stockholder pursuant to its partnership agreement, limited liability company agreement or comparable organizational agreement. Notwithstanding anything herein to the contrary, following the Closing and after the public announcement of the Merger, the Noteholders’ Representative shall be permitted to announce that it has been engaged to serve as the Noteholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 4.06           Directors and Officers Insurance. Parent agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, managers, officers or employees of the Company (each, a “D&O Indemnified Person”), as provided in the respective certificates of incorporation, bylaws, operating agreements, limited liability company agreements or similar organizational documents or indemnification agreements, in each case that have been made available to Parent prior to the date hereof (the “D&O Indemnification Documents”), shall survive the Closing Date for a period of six (6) years from the Closing and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years from the Closing. Prior to the Effective Time, the Company shall have obtained, at the Company Senior Noteholders’ sole cost and expense (which shall constitute a Company Transaction Expense), a “tail” policy providing directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of those Persons who are covered by any Company directors’ and officers’ liability insurance policy as of the Closing with respect to matters occurring prior to the Closing (the “D&O Tail Policy”). Parent shall cause the Surviving Corporation to maintain the D&O Tail Policy in full force and effect, and continue to honor the obligations thereunder, but shall not be required to pay any costs or expenses, or otherwise incur any liabilities, associated with the D&O Tail Policy, other than the retention to be paid under the D&O Tail Policy, subject to the last sentence of Section 5.07. The D&O Tail Policy shall provide coverage that is at least equal to the coverage provided under the Company’s current directors’ and officers’ liability insurance policy; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

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Section 4.07           Employee Benefits.

(a)                Following a reasonable transitionary period following the Closing Date, Parent shall provide, or cause to be provided, to each employee of the Company who is employed Parent or one of its Affiliates immediately following the Closing (each, a “Continuing Employee”), during the twelve (12)-month period following the Closing Date (or, if earlier, for so long as such Continuing Employee remains employed with Parent or its Affiliates), benefits that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Parent and its Affiliates. For the purposes of determining eligibility to participate and level of benefits for any of Parent’s employee benefit and compensation plans, programs, and policies (other than incentive compensation arrangements) in which any Continuing Employee will participate after the Closing Date (collectively, the “Parent’s Plans”), Parent shall recognize (or cause to be recognized) past service with the Company, except (x) to the extent that such recognition would result in the duplication of benefits, (y) to the extent that prior service is not credited to employees of Parent under such plans or (z) with respect to benefit accrual under qualified and nonqualified defined benefit pension plans. In addition, and subject to the consent of the applicable plan provider, the Parent shall use commercially reasonable efforts to cause each Continuing Employee to be (i) given credit for prior service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations under the Parent’s broad-based health and welfare plans and (ii) given credit for amounts paid under a corresponding Employee Benefit Plan during the calendar year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent’s Plans.

(b)                No provision of this Agreement shall (i) create any third-party beneficiary or other rights in any current or former manager, director, officer, employee or independent contractor of the Company, Parent or any of their respective Affiliates, including any Company employee, to enforce the provisions of this Section 4.07, (ii) be construed as an amendment, waiver or creation of any Employee Benefit Plan, any of Parent’s Plans or other employee benefit or compensation plan, policy, program, practice, agreement or other arrangement, (iii) limit in any way the right of the Company, Parent or any of their respective Affiliates to amend or terminate any Employee Benefit Plan, any of Parent’s Plans or any other benefit or compensatory plan at any time, or (iv) create any right in any Person to employment or engagement, continued employment or engagement, or any term or condition of employment or engagement with the Company, Parent or any of their respective Affiliates.

(c)                After the Closing, on the terms and conditions set forth in the Bonus Plan, Parent shall pay or cause to be paid the Bonus Pool Initial Amount, the Bonus Pool Final Deficit (if any), the Bonus Pool [***] Payments (if any), the Bonus Pool Earn-Out Advance (if any) and the Bonus Pool Total Earn-Out Payment (if any) to the Bonus Recipients in accordance with the Bonus Plan and the Distribution Waterfall, in each case, subject to applicable withholding Taxes, if applicable.

Article V
INDEMNIFICATION

Section 5.01           Indemnification Obligations Relating to the Company. Subject to the terms of this Article V, the Company Senior Noteholders, in accordance with their relative Pro Rata Portions together with their respective successors, assigns and heirs (collectively, the “Company Indemnifying Parties”), shall, on a several and not joint basis, indemnify, defend and hold Parent and Merger Sub and their respective Affiliates (including the Surviving Corporation) and each of their respective officers, directors, equity holders, managers, members, employees, agents, Representatives, successors and assigns (each a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) harmless against and in respect of any and all Losses, which such Parent Indemnified Party pays, suffers, incurs or becomes subject to, or may have paid, suffered, incurred or become subject to, arising out of, based upon or otherwise in respect of:

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(a)                any breach or inaccuracy of any representation or warranty (other than the Fundamental Representations or with respect to Pre-Closing Taxes (other than Pre-Closing Taxes that are Deferred Payroll Taxes)) made by the Company in this Agreement or any other Transaction Document;

(b)                any breach or inaccuracy of any Fundamental Representation;

(c)                any breach or non-fulfillment of any covenant, agreement or obligation of the Company under this Agreement (including, for the avoidance of doubt, the covenants, agreements and obligations set forth in Section 4.04) or any other Transaction Document;

(d)                any written claims by any current or former holder of any equity security of the Company (including any predecessors), including Company Shares, with respect thereto relating to or arising out of (i) the Contemplated Transactions, this Agreement or any Transaction Document, including the calculation and allocation of the Final Merger Consideration or inaccuracies in the Distribution Waterfall or (ii) such Person’s status as a Company Stockholder or owner of equity or ownership interests in the Company or any of its former Subsidiaries (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise;

(e)                any Company Transaction Expenses or Closing Date Indebtedness that have not been paid or retired in full as of the Closing (but solely to the extent not taken into account pursuant to the definition of Final Merger Consideration, as adjusted pursuant to Section 1.09);

(f)                 any breach or inaccuracy of any representations or warranties made by the Company in this Agreement involving Fraud;

(g)                any Pre-Closing Taxes (other than Pre-Closing Taxes that are Deferred Payroll Taxes); and

(h)                any Dissenting Shares (which shall include amounts paid to such Company Stockholders with respect to such demands in excess of such Company Stockholder’s portion of the Consideration Pool Amount payable to holders of the same class or series of Company Shares pursuant to Article II, as well as reasonable attorneys’ fees and expenses incurred in connection with such demands).

The Losses of the Parent Indemnified Parties described in this Section 5.01 as to which the Parent Indemnified Parties are entitled to indemnification are collectively referred to as “Parent Losses”.

Section 5.02           Sellers’ Insurance Policy. The Company Senior Noteholders shall obtain the Sellers’ Insurance Policy for the benefit of the Company Senior Noteholders and Parent in connection with any Losses that any Parent Indemnified Party may incur with respect to the Company’s breach of or inaccuracy of any of the Fundamental Representation or with respect to any Pre-Closing Taxes. The Company Senior Noteholders will pay the total premium, underwriting costs, brokerage commission, due diligence fees and Taxes related to the Sellers’ Insurance Policy (which shall be treated as a Company Transaction Expense). All other costs and expenses associated with the Sellers’ Insurance Policy, including any retention or deductible amount payable with respect to such policy, will be paid by Parent. The Company Senior Noteholders shall cause Parent to be named as an additional named insured party with respect to the Sellers’ Insurance Policy.

Section 5.03           Payment of Amounts Due.

(a)                With respect to any Losses for which a Parent Indemnified Party is entitled to indemnification under Section 5.01(a), other than Losses for breaches of representations or warranties made by the Company in this Agreement involving Fraud, such Losses shall be satisfied, at the election of Parent in its sole discretion, (i) by the Company Senior Noteholders, severally and not jointly, in accordance with their respective Pro Rata Portions and/or (ii) as an offset against any Earn-Out Payments owing to the Company Senior Noteholders, in each case up to the Cap.

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(b)                With respect to any Losses for which a Parent Indemnified Party is entitled to indemnification under Section 5.01(b) or Section 5.01(g), such Losses shall be satisfied from the Sellers’ Insurance Policy if available with respect to such Losses; to the extent that recovery from the Sellers’ Insurance Policy is not available to such Company Senior Noteholder or Parent Indemnified Party with respect to such Losses, the Company Senior Noteholders shall have no liability to any Parent Indemnified Party with respect to such Losses under this Section 5.03(b).

(c)                With respect to any Losses for which a Parent Indemnified Party is entitled to indemnification under Section 5.01(c) through Section 5.01(f) and Section 5.01(h), such Losses shall be satisfied, at the election of Parent in its sole discretion, (i) by the Company Senior Noteholders, severally and not jointly, in accordance with their respective Pro Rata Portions and/or (ii) as an offset against any Earn-Out Payments owing to the Company Senior Noteholders, in each case without regard to the Cap.

Section 5.04           Indemnification Procedure.

(a)                If a Parent Indemnified Party wishes to make an indemnification claim under this Agreement, including for a Third Party Claim (as defined below) such Parent Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Noteholders’ Representative (i) stating that a Parent Indemnified Party has paid, incurred, suffered or become subject to, or may pay, incur, suffer or become subject to, Losses, and (ii) describing (A) the amount of claimed indemnifiable Losses in reasonable detail (to the extent known and reasonably quantifiable by Parent), (B) the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and (C) a description, in reasonable detail (based on the information then possessed by such Indemnified Party), of the facts, circumstances or events giving rise to such alleged indemnifiable Losses based on such Indemnified Party’s good faith belief thereof. Parent may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof so long as such update relates to the underlying facts and circumstances set forth in such original Indemnification Claim Notice.

(b)                If the Noteholders’ Representative (on behalf of the Company Indemnifying Parties) shall not object in writing to Parent within the twenty (20) day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Noteholders’ Representative (on behalf of the Company Indemnifying Parties) that the Parent Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice (as it may be updated). In such event, the Company Indemnifying Parties shall promptly pay to the Parent Indemnified Parties all amounts owed in connection with such Indemnification Claim Notice in accordance with Section 5.03 within ten (10) Business Days of the end of such twenty (20) day period.

(c)                In the event that the Noteholders’ Representative shall timely deliver to Parent an Indemnification Claim Objection Notice in accordance with Section 5.04(b), the Noteholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Noteholders’ Representative and Parent should so agree, a written memorandum setting forth such agreement shall be prepared and signed by both parties. If such memorandum sets forth any amounts owed to the Parent Indemnified Parties by the Company Indemnifying Parties, the Company Indemnifying Parties shall promptly pay to the Parent Indemnified Parties such amount owed in accordance with Section 5.03 within ten (10) Business Days following the date of execution of such memorandum by Noteholders’ Representative and Parent.

(d)                If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, Parent may file suit with respect to the matter in accordance with Section 7.07.

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(e)                Promptly after receipt by a Parent Indemnified Party of notice from a third party of a threatened or filed complaint or the threatened or actual commencement of any audit, investigation, action or proceeding (a “Third Party Claim”) with respect to which such Parent Indemnified Party intends to claim indemnification hereunder, such Parent Indemnified Party shall provide written notification to the Noteholders’ Representative, within thirty (30) days after the Parent Indemnified Party receives notice of such Third Party Claim; provided, however, that the failure to so notify the Noteholders’ Representative shall relieve the Company Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Noteholders’ Representative results in (i) the forfeiture by the Company Indemnifying Party of material rights and defenses otherwise available to the Company Indemnifying Party with respect to such claim or (ii) material prejudice to the Company Indemnifying Party with respect to such claim. Upon receipt of a notice of a Third Party Claim, the Noteholders’ Representative shall be entitled (on behalf of the Company Indemnifying Parties and at their expense) to participate in, but not to control, determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to control, determine and conduct the defense of, and to settle, any such Third Party Claim and the Noteholders’ Representative shall not be entitled to control any negotiation of settlement, adjustment or compromise with respect to any such Third Party Claim; provided, that Parent shall use commercially reasonable efforts to keep the Noteholders’ Representative reasonably apprised of the status of Third Party Claim the defense of which Parent is maintaining; provided, however, that except with the written consent of the Noteholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Noteholders’ Representative has consented in writing to any such settlement, adjustment or compromise, the Company Indemnifying Parties shall have no power or authority to object under any provision of this Article V to the amount of such settlement, adjustment or compromise.

Section 5.05           Survival; Claims Period.

(a)                The Claims Period for:

(i)                 breaches of the representations and warranties (other than the Fundamental Representations) of the Company contained in this Agreement or any document or certificate contemplated hereby, shall terminate [***] months after the Closing Date;

(ii)               breaches of Fundamental Representations and claims relating to Pre-Closing Taxes shall terminate on the earlier of: (A) the date that is 90 days after the expiration of the applicable statute of limitations with respect to the matters addressed therein (giving effect to any waiver, mitigation or extension thereof); and (B) the expiration of the period for making claims under the Sellers’ Insurance Policy; and

(iii)             Fraud shall terminate on the [***] anniversary of the Closing Date.

(b)                The Claims Period for breaches of or failure to perform the covenants and agreements of the Parties to be performed on or following the Closing shall survive the Closing in accordance with their respective terms until fully performed.

(c)                No limitation on the Claims Period shall apply for claims made under Section 5.01(d) or Section 5.01(e).

(d)                No claim for indemnification can be made after the expiration of the applicable Claims Period; provided, however, if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

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Section 5.06           Liability Limits. Notwithstanding anything to the contrary set forth in this Agreement, the obligation to indemnify, defend and hold a Parent Indemnified Party harmless shall be limited as follows:

(a)                other than with respect to Fraud or breaches of Fundamental Representations or claims relating to Pre-Closing Taxes, in no event shall the Company Indemnifying Parties be liable to the Parent Indemnified Parties for indemnification under Section 5.01(a) (i) until the aggregate amount of all Losses in respect of indemnification under Section 5.01(a) exceeds $[***] (the “Basket”), in which event the Company Indemnifying Parties shall, subject to the other provisions of this Section 5.06, only be liable for Losses in excess of the Basket or (ii) in excess of $[***] (the “Cap”);

(b)                in no event shall the aggregate amount of indemnity required to be paid to the Parent Indemnified Parties with respect to breaches of any representation or warranty of the Company involving Fraud or for claims made under Section 5.01(c), Section 5.01(d), Section 5.01(e) or Section 5.01(h) exceed the lesser of (i) such Company Indemnifying Party’s pro rata portion of the Base Consideration and (ii) the aggregate Final Merger Consideration actually received by such Company Indemnifying Party;

(c)                in no event shall the amount of indemnity required to be paid to the Parent Indemnified Parties by any Company Indemnifying Party with respect to any claim exceed such Company Indemnifying Party’s pro rata portion of such claim, determined, with respect to each such Company Indemnifying Party, by multiplying (i) the total amount of the claim by (ii) a fraction, the numerator of which is the aggregate Final Merger Consideration actually received by such Company Indemnifying Party and the denominator of which is the aggregate Final Merger Consideration actually received by all Company Indemnifying Parties:

(d)                in no event shall a Company Indemnifying Party be responsible for, or be required to make any payment with respect to, any breach of any representation or warranty by another Company Indemnifying Party relating to ownership of, or Liens upon, or similar representations or warranties, with respect to the securities of the Company owned by such other Company Indemnifying Party;

(e)                for purposes of determining the amount of any Losses with respect to a breach or inaccuracy of a representation or warranty by the Company for purposes of Section 5.01 (other than a breach or inaccuracy of Section 2.26), such representations and warranties will be read without regard to any materiality or knowledge qualifier (including, without limitation, any reference to “material,” “in all material respects” or Material Adverse Effect) contained therein;

(f)                 for purposes of computing the aggregate amount of indemnifiable claims for Parent Losses, the amount of each claim for Parent Losses by a Parent Indemnified Party shall be deemed to be an amount equal to, and any payments to such Parent Indemnified Party under Section 5.01 shall be limited to, the amount of such Parent Losses that remain after deducting therefrom any third party insurance proceeds and any indemnity, contributions or other similar payment actually recovered from any third party with respect thereto (net of any costs related to recover of such amounts); and

(g)                any indemnity payment under this Agreement shall be treated as an adjustment to the Final Merger Consideration for U.S. federal income Tax purposes unless otherwise required by applicable Law.

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Section 5.07           Exclusive Remedies. The provisions of this Article V and the Sellers’ Insurance Policy set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to matters arising under or in connection with this Agreement and the Contemplated Transactions. The Parties agree that following the Closing the provisions of this Article V and the Sellers’ Insurance Policy are intended to provide the sole and exclusive remedy as to all claims arising from or relating to this Agreement and the agreements and documents contemplated hereby and the Contemplated Transactions. In furtherance of the foregoing, the Parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action under this Agreement (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise). Notwithstanding the foregoing, this Section 5.07 shall not operate to (a) interfere with or impede the operation of the provisions of Article I providing for the resolution of certain disputes relating to the Final Merger Consideration between the parties and/or by the Accounting Firm, (b) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or (c) limit the rights of any Party to make any claims based on Fraud. The Parties hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement). For the avoidance of doubt, if indemnification is available to Parent pursuant to this Article V with respect to a claim for which the retention was paid or otherwise incurred by the Surviving Corporation under the D&O Tail Policy, nothing in Section 4.06 or this Section 5.07 shall prevent such payment or incurrence by the Surviving Corporation of the retention under the D&O Policy from being treated as a Loss for which indemnification may be available under and in accordance with this Article V. This Section 5.07 shall not apply to Article VI, which shall be enforceable by the Noteholders’ Representative in its entirety against the Company Senior Noteholders.

Section 5.08           Offset Against Earn-Out Payments.

(a)                Notwithstanding any provisions in this Agreement (other than Section 5.03(b)) to the contrary, but subject to the provisions of Section 1.09(g)(i), Parent shall have a right to deduct from any then-owing or future Earn-Out Payments all amounts owing or claimed to be owing to such Parent Indemnified Parties pursuant to such claim for indemnification. In addition, subject to the provisions of Section 5.03(b), Parent shall have a right to deduct from any then-owing or future Earn-Out Payments all amounts owing or claimed to be owing to Parent or any other Parent Indemnified Party pursuant to this Agreement. Notwithstanding any of the foregoing, in the event Parent elects to exercise such right with respect to any then-owing Earn-Out Advance or future Earn-Out Advance or Earn-Out Payment, the Senior Noteholders shall have a right to pay their respective Pro Rata Portions of such claims to Parent in lieu of Parent making such a deduction. Neither the exercise of nor the failure to exercise such right of setoff shall constitute an election of remedies by Parent or limit Parent in any manner in the enforcement of any other remedies that may be available thereto.

(b)                In the event that all or any portion of an Earn-Out Payment that is otherwise earned, due and payable to the Company Senior Noteholders pursuant to Section 1.14 is withheld as an offset in full or partial satisfaction of one or more claims for indemnification brought by one or more Parent Indemnified Parties under this Article V, and the Parent Indemnified Party(ies) fails to prevail on the merits of any claim so brought (as determined in a final, non-appealable order of a court of competent jurisdiction or binding settlement agreement fully disposing of such claim or claims), then the withheld portion of such Earn-Out Payment, together with simple interest on such withheld portion of such Earn-Out Payment, calculated for the period of time between the date on which such withheld portion of such Earn-Out Payment was first earned, due and payable to the Company Senior Noteholders and the date on which such withheld portion of such Earn-Out Payment was paid to the Company Senior Noteholders at a rate equal to the Federal Funds Rate for each portion of such time period plus in each case one percent (1%) shall be paid to the Paying Agent, for further distribution to the Company Senior Noteholders in accordance with their respective Pro Rata Portions thereof within thirty (30) days following the entry or execution of such non-appealable order or binding settlement agreement.

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Article VI
Noteholders’ Representative

Section 6.01           Appointment of the Noteholders’ Representative.

(a)                The Company has designated Shareholder Representative Services LLC, as of the Closing, to act as the initial sole and exclusive agent, attorney-in-fact and representative (the “Noteholders’ Representative”) of the Company Senior Noteholders, and each Company Senior Noteholder, by executing and delivering a Note and Warrant Termination Agreement or a Note Termination Agreement, as a condition to the receipt of his, her or its applicable portion of the Estimated Merger Consideration or Final Merger Consideration, and by the adoption of the Merger and receiving the benefits thereof, including any consideration payable hereunder, will or shall be deemed to have ratified and approved the designation of the Noteholders’ Representative as the representative of such Company Senior Noteholder and as the true and lawful attorney-in-fact of each Company Senior Noteholder, for all purposes in connection with this Agreement, and any related agreements, with full power in the Company Senior Noteholder’s name and on the Company Senior Noteholder’s behalf to act according to the terms of this Agreement and the Company Senior Noteholder’s Note and Warrant Termination Agreement or Note Termination Agreement in the discretion of the Noteholders’ Representative, including in connection with any litigation or other dispute resolution involving this Agreement or the Company Senior Noteholder’s Note and Warrant Termination Agreement or Note Termination Agreement, and to do all things and to perform all acts, including (i) taking any and all actions (including executing and delivering any documents, incurring any costs and expenses on behalf of the Company Senior Noteholders and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Company Senior Noteholders, (ii) exercising such other rights, power and authority, as are authorized, delegated and granted to the Noteholders’ Representative pursuant to this Agreement or the Company Senior Noteholders’ Note and Warrant Termination Agreements or the Note Termination Agreements, (iii) amending, modifying or waiving any of the provisions in this Agreement or the Company Senior Noteholders’ Note and Warrant Termination Agreements or the Note Termination Agreements which the Noteholders’ Representative believes to be in the best interests of the Company Senior Noteholders, (iv) directing payments required to be made for the benefit of any Company Senior Noteholder, (v) taking any action (or determine not to take action) in connection with the defense, settlement, compromise, arbitration or other resolution of any matter set forth in Section 1.09 and or any claim for indemnification by any Parent Indemnified Party pursuant to Article V, (vi) asserting, bringing, prosecuting, maintaining, settling, compromising, arbitrating, or otherwise resolving on behalf of the Company Senior Noteholders any claim for indemnification by any Company Indemnifying Parties pursuant to Article V or any other claim, dispute, action or proceeding in connection with this Agreement; (vii) executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by, or deemed advisable in connection with this Agreement or the Company Senior Noteholders’ Note and Warrant Termination Agreements or the Note Termination Agreements and (viii) taking all such other actions (or determine not to take such actions) as the Noteholders’ Representative may deem necessary or appropriate in its sole judgment to carry out the foregoing. This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any one or more Company Senior Noteholder or by operation of Law, whether by death or other event. For the avoidance of doubt, the Company Senior Noteholders shall be bound by any and all actions taken by the Noteholders’ Representative on their behalf. Each Company Senior Noteholder hereby agrees to receive correspondence from the Noteholders’ Representative in electronic form. Notwithstanding the foregoing, the Noteholders’ Representative shall have no obligation to act on behalf of the Company Senior Noteholders, except as provided herein and the documents contemplated hereby, including the Company Senior Noteholders’ Note and Warrant Termination Agreements and the Note Termination Agreements. The Noteholders’ Representative shall act for the Company Senior Noteholders on all of the matters set forth in this Agreement and the Company Senior Noteholders’ Note and Warrant Termination Agreements and the Note Termination Agreements in the manner the Noteholders’ Representative believes to be in the best interest of the Company Senior Noteholders. The Noteholders’ Representative is authorized to act on behalf of the Company Senior Noteholders notwithstanding any dispute or disagreement among the Company Senior Noteholders. In taking any actions as the Noteholders’ Representative, the Noteholders’ Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any person the Noteholders’ Representative reasonably believes to be authorized to do so. The Noteholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and the Company Senior Noteholder’s Note and Warrant Termination Agreements and the Note Termination Agreements and no implied covenants or obligations shall be read into this Agreement and the Company Senior Noteholders’ Note and Warrant Termination Agreements and the Note Termination Agreements against the Noteholders’ Representative. The Noteholders’ Representative shall not have any liability to any of the parties hereto or the Company Senior Noteholders for any actions taken or omitted under this Agreement as Noteholders’ Representative (other than with respect to fraud). Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Noteholders’ Representative consistent therewith, shall be absolutely and irrevocably binding on each Company Senior Noteholder, and such Company Senior Noteholder’s successors, as if such Company Senior Noteholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such or Company Senior Noteholder’s capacity and all defenses which may be available to any Company Senior Noteholder to contest, negate or disaffirm the action of the Noteholders’ Representative taken in good faith under this Agreement are waived. The powers, immunities and rights to indemnification granted to the Noteholders’ Representative Group (as defined below) hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Senior Noteholder and shall be binding on any successor or assigns thereto. For the avoidance of doubt, the Noteholders’ Representative shall not have any duty to or obligation to act on behalf of any holder of Equity Interests of the Company.

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Section 6.02           Noteholders’ Representative Group. The Noteholders’ Representative and its partners, managers, directors, officers, contractors, agents and employees (collectively, the “Noteholders’ Representative Group”) will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Noteholders’ Representative Group shall not be liable for any action or omission pursuant to the advice of counsel. Furthermore, the Noteholders’ Representative Group will be entitled to indemnification from each Company Senior Noteholder from and against any and all Losses, claims, damages, Liabilities, fees, costs, expenses (including reasonable attorneys’ fees and expenses of other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, “Representative Expenses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Expense is suffered or incurred; provided, that in the event that any such Representative Expense is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Noteholders’ Representative or a member of the Noteholders’ Representative Group, the Noteholders’ Representative or a member of the Noteholders’ Representative Group, as applicable, will reimburse the Company Senior Noteholders the amount of such indemnified Representative Expense to the extent attributable to such gross negligence or willful misconduct. Representative Expenses may be recovered by the Noteholders’ Representative Group from (i) the funds in the Reserve Account and (ii) any other funds that become payable to the Company Senior Noteholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Senior Noteholders; provided, that while the Noteholders’ Representative Group may be paid from the aforementioned sources of funds, this does not relieve the Company Senior Noteholders from their obligation to promptly pay, severally and not jointly, such Representative Expenses as they are suffered or incurred. In no event will the Noteholders’ Representative Group be required to advance its own funds on behalf of the Company Senior Noteholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Senior Noteholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Noteholders’ Representative Group hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Noteholders’ Representative Group or the termination of this Agreement.

Section 6.03           Reserve Account. Funds in the amount of $[***] (the “Reserve Amount”) shall be held by the Noteholders’ Representative as agent and for the benefit of the Company Senior Noteholders (and, with respect to the Bonus Pool Reserve Amount, the Bonus Recipients) in a segregated client account (the “Reserve Account”) and shall be used (a) for the purposes of paying directly or reimbursing the Noteholders’ Representative for any expenses incurred pursuant to this Agreement or any Noteholders’ Representative letter agreement, or (b) as otherwise determined by the Noteholders’ Representative Group, including to cause or direct payment of any Final Surplus. The Company Senior Noteholders and the Bonus Recipients will not receive any interest or earnings on the Reserve Account and irrevocably transfer and assign to the Noteholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Noteholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Noteholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or Liability for any loss of principal of the Reserve Account other than as a result of its gross negligence or willful misconduct. The Noteholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Reserve Account and has no tax reporting or income distribution obligations hereunder. As soon as practicable following the completion of the Noteholders’ Representative’s responsibilities, the Noteholders’ Representative shall deliver any remaining balance of the Reserve Account to the Paying Agent, for further distribution to the Company Senior Noteholders in accordance with their respective Pro Rata Portions. For tax purposes, the Reserve Account will be treated as having been received and voluntarily set aside by the Company Senior Noteholders (and, with respect to the Bonus Pool Reserve Amount, the Bonus Recipients) at the time of Closing.

Section 6.04           Authorized Reliance; Reliance on Distribution Waterfall.

(a)                The Parties agree that Parent and Merger Sub and, following the Closing, the Surviving Corporation, shall be entitled to rely on any action taken by the Noteholders’ Representative (after the Closing), on behalf of each of the Company Senior Noteholders, pursuant to this Article VI (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Company Senior Noteholder as fully as if such Company Senior Noteholder had taken such Authorized Action.

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(b)                The Noteholders’ Representative shall be entitled to: (i) rely upon the Distribution Waterfall, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Senior Noteholder or other party. The immunities and rights to indemnification shall survive the resignation or removal of the Noteholders’ Representative and the Closing or any termination of this Agreement.

Section 6.05           Appointment; Removal; Resignation; Vacancies. By the Noteholders’ Representative’s execution of this Agreement, it hereby accepts its appointment as the Noteholders’ Representative. The Noteholders’ Representative may resign at any time upon twenty (20) days’ advance written notice to Parent and the Company Noteholders. The Company Senior Noteholders may, at any time, upon five (5) days’ prior written notice to Parent, remove the Noteholders’ Representative by written consent signed by the Company Senior Noteholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who hold, in the aggregate a majority of the Company Senior Noteholder Indebtedness as of the Closing. In the event that a Noteholders’ Representative has resigned or been removed, or if the Noteholders’ Representative is an individual and dies or becomes disabled or incapacitated, or if the Noteholders’ Representative is an entity and files for bankruptcy, becomes insolvent or dissolves, or if the Noteholders’ Representative, in either case, otherwise becomes unable to perform his, her or its responsibilities hereunder, a new Noteholders’ Representative shall be appointed by written consent signed by the Company Senior Noteholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who hold, in the aggregate a majority of the Company Senior Noteholder Indebtedness as of the Closing, such appointment to become effective upon the written acceptance thereof by the new Noteholders’ Representative, and the new Noteholders’ Representative will promptly notify Parent of his, her or its appointment. Upon the appointment of such substitute representative, such substitute representative shall promptly notify Parent in writing of his, her or its appointment pursuant to this Section 6.05, which written notice shall be accompanied by a copy of the written consent effecting such appointment. Any such substitute representative shall be deemed to be the Noteholders’ Representative for all purposes of this Agreement.

Article VII
MISCELLANEOUS

Section 7.01           Fees and Expenses. Except as otherwise expressly set forth herein, each Party will pay all fees and expenses incurred by it incident to preparing for, entering into and performing its obligations under this Agreement and the consummation of the Transaction, whether or not the Transaction is consummated.

Section 7.02           Notices. All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile or email, provided that the receipt of such facsimile or email is promptly confirmed, electronically or otherwise, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any Party to the other Parties. Any such notice or communication will be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

If to Parent or Merger Sub (or the Surviving Corporation):

Lantronix Holding Company
7535 Irvine Center Drive, Suite 100

Irvine, CA 92618
Attn: [***]
Email: [***]

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With a copy (which will not constitute notice) to:

O’Melveny & Myers, LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attn: Noah Kornblith
Email: nkornblith@omm.com

If to the Company (prior to Closing):

Uplogix, Inc.

7600B N Capital of Texas Hwy, Suite 220

Austin, TX 78731

Attn: [***]
Email: [***]

With a copy (which will not constitute notice) to:

Streusand, Landon, Ozburn, Lemmon LLP
1801 South MoPac Expressway, Suite 320

Austin, Texas 78746
Attn: Christopher Ozburn
Email: ozburn@slollp.com

If to the Noteholders’ Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202

Attn: [***]
Email: [***]

Any Party may at any time change the address to which notices may be sent under this Section 7.02 by the giving of notice of the change to the other Parties in the manner set forth in this Section 7.02.

Section 7.03           Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party to any other Person without the prior written consent of Parent and the Company, before the Closing, and Parent and Noteholders’ Representative, after the Closing, and any such attempted assignment will be null and void; provided, however, that Parent may assign its rights and obligations under this Agreement or any of the Parent Transaction Documents to an Affiliate of Parent or to the acquiror or successor in interest in connection with any direct or indirect sale (whether equity or all or substantially all of the assets), merger, consolidation or similar reorganization of such Person or its business, in each case without the consent of any other party to this Agreement or the Parent Transaction Documents, provided further, however, that no such assignment shall relieve the assigning party of any of its obligations hereunder. Subject to the foregoing, this Agreement and the rights and obligations in this Agreement will inure to the benefit of, and be binding upon, the Parties and each of their respective permitted successors, heirs and assigns.

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Section 7.04           Amendment, Modification and Waiver; Remedies Cumulative. Any provision of this Agreement may be amended, modified, extended or waived, but only by a written instrument signed by each of the Parties hereto (or, with respect to a waiver, by a written instrument signed by the Party entitled to receive the benefit of the matter being waived). The waiver by a Party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies herein provided to Parent shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise expressly provided in Article V.

Section 7.05           Interpretation.

(a)                Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun will be deemed to include the plural and the singular, (ii) the use of masculine pronouns will include the feminine and neuter, (iii) the terms “include” and “including” will be deemed to be followed by the phrase “without limitation,” (iv) the word “or” will be inclusive and not exclusive, (v) all references to Sections or Articles refer to the Sections or Articles of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (vi) each reference to “herein” means a reference to “in this Agreement,” (vii) each reference to “$” or “dollars” will be to United States dollars, (viii) each reference to “days” will be to calendar days, and (ix) unless otherwise specified, each reference to any Law will be to such Law as amended, supplemented, or otherwise modified from time to time.

(b)                The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. Each Party acknowledges that he, she or it has been represented or has had the opportunity to be represented by an attorney in connection with the preparation and execution of the Transaction Documents. Each Party warrants that he, she or it is of legal competence or legal capacity, and is free, without duress, to execute this Agreement, and that he, she or it has done so of his, her or its own free will and accord, without reliance on any representation of any kind or character not expressly set forth herein. Each Party acknowledges that O’Melveny & Myers LLP is acting solely as counsel to Parent and no other party in connection with this Agreement and the other Transaction Documents and all transactions set forth herein and therein. Each Party acknowledges that Streusand, Landon, Ozburn & Lemmon, LLP is acting solely as counsel to the Company and not the Surviving Corporation or any other party in connection with this Agreement and the other Transaction Documents and all transactions set forth herein and therein.

(c)                Unless otherwise expressly provided in this Agreement, the measure of a period of one month or one year for purposes of this Agreement will be that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure will be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

(d)                The Disclosure Schedule is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule will qualify only its corresponding section or subsection in Article II and will not be deemed to qualify any other section or subsection in Article II. Any matter disclosed in any of the Disclosure Schedule will not be deemed an admission or representation as to the materiality of the item so disclosed. Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of the Company to any third party or will confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right. The listing of agreements in the Disclosure Schedule shall not constitute the disclosure of the contents of any agreement except to the extent specific disclosure of specific provisions are provided.

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Section 7.06           Governing Law. This Agreement is made pursuant to, and will be construed and enforced in accordance with, the laws of the State of Delaware, USA irrespective of the principal place of business, residence or domicile of the Parties, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction.

Section 7.07           Disputes. Except as set otherwise set forth in this Agreement, any claims, disputes, actions, controversies or other matters (including, but not limited to, any dispute regarding the scope or applicability of this Section 7.07 or concerning the meaning of any provision of this Agreement) between or among the Parties of any nature whatsoever and directly or indirectly arising out of or in any way relating to this Agreement (each, a “Dispute”) shall be resolved in accordance with this Section 7.07. The Parties intend that the provisions of this Section 7.07 shall be valid, binding, enforceable and irrevocable and will survive any termination of this Agreement. Each Party (a) irrevocably submits to the exclusive jurisdiction of the state courts located in New Castle County, Delaware or if such dispute may not be brought in such courts for jurisdictional reasons, United States District Court for the District of Delaware (the “Chosen Courts”); (b) irrevocably waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over such Party. Each of the Parties irrevocably waives any objections or immunities to jurisdiction to which he, she or it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any Proceeding against him, her or it arising out of or relating to this Agreement or the Transaction which is instituted in any Chosen Court. Noteholders’ Representative hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any Proceeding against Noteholders’ Representative by serving a copy thereof upon Noteholders’ Representative or by sending copies thereof by a recognized next day courier service to Noteholders’ Representative. Noteholders’ Representative agrees that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to Noteholders’ Representative at the address set forth herein in Section 7.02, and service so made shall be completed when received. Each Party agrees that a final judgment in any action so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided at law or in equity.

Section 7.08           Severability. If any provision of this Agreement (or portion thereof) or the application of any such provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other provisions of this Agreement (or remaining portion of such provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Transaction as originally contemplated is fulfilled to the extent possible.

Section 7.09           Counterparts; Third-Party Beneficiaries. This Agreement may be executed in one or more counterparts, including by facsimile or PDF transmission, each of which will be deemed an original, but all of such counterparts together will be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and, except as set forth in Article V and Article VII nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10           Entire Agreement. This Agreement, together with the Disclosure Schedule, and the other Transaction Documents, constitute the entire agreement among the Parties with respect to the Transaction and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof.

Section 7.11           Attorneys’ Fees. Except as set forth in this Agreement, in the event of any dispute related to or based upon this Agreement, the prevailing Party will be entitled to recover from the other Party his, her or its reasonable attorneys’ fees and costs.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.

COMPANY:

UPLOGIX, INC.

By: [***]
Name: [***]
Title: CEO

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IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.

PARENT:

LANTRONIX HOLDING COMPANY

By: /s/ Paul Pickle
Name: Paul Pickle
Title: CEO

MERGER SUB

LANTRONIX OBM, INC.

By: /s/ Jeremy Whitaker
Name: Jeremy Whitaker
Title: President

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IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.

NOTEHOLDERS’ REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Noteholders’ Representative

By: [***]
Name: [***]
Title: Director

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Exhibit A

Definitions

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Bonus Plan” means that certain Uplogix, Inc. Amended and Restated Key Contributor Retention Plan.

“Bonus Pool Earn-Out Advance” means an amount equal to fifteen percent (15%) of the Earn-Out Advance, if any.

“Bonus Pool Final Deficit” means an amount equal to fifteen percent (15%) of the Final Deficit, if any.

“Bonus Pool Initial Amount” means $[***].

“Bonus Pool [***] Payments” means an amount equal to fifteen percent (15%) of every amount actually received by Parent in payment of the [***] Receivables prior to [***] Termination Date.

“Bonus Pool Reserve Amount” has the meaning given to such term in Section 1.09(j).

“Bonus Pool Total Earn-Out Payment” means an amount equal to fifteen percent (15%) of the Total Earn-Out Payment, if any.

“Bonus Recipient” means each of the Persons listed on Exhibit A to the Bonus Plan.

“Book Entry Share” means a non-certificate Company Share held in book entry form.

“Business” means the business and operations of the Company, as conducted as of the Closing Date and as currently proposed to be conducted.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law (together with all regulations and guidance related thereto issued by a Governmental Authority).

“Cash” means, collectively, the cash and cash equivalents of the Company, calculated in accordance with the Applicable Accounting Principles; provided, that, Cash (a) shall be calculated net of issued but uncleared checks and drafts to the extent the payables with respect to such checks have not been reduced and such payables that have not been reduced are reflected in Net Working Capital, and (b) shall include checks and drafts deposited for the account of such Person which have not cleared as of the time of determination to the extent the receivables with respect to such checks and drafts have been reduced and such receivables that have been reduced are reflected in Net Working Capital.

“Claims Period” means the period during which a claim for indemnification may be asserted under Article V by an Indemnified Party.

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“Closing Date Cash” means the Cash as of immediately prior to the Effective Time.

“Closing Date Indebtedness” means the amount outstanding of aggregate Indebtedness of the Company as of immediately prior to the Effective Time, other than, for the avoidance of doubt, any Indebtedness repaid or otherwise fully cancelled pursuant to a Note and Warrant Termination Agreement or a Note Termination Agreement as of or prior to the Closing in connection with Contemplated Transactions with respect to (x) the Company Senior Noteholder Indebtedness and (y) the Company Junior Noteholder Indebtedness.

“Closing Date Net Working Capital” means Net Working Capital as of immediately prior to the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of the Company, $0.001 par value per share.

“Company Board” means the board of directors of the Company.

“Company Certificate of Incorporation” means the Seventh Amended and Restated Certificate of Incorporation of the Company, as it may have been amended or amended and restated from time to time.

“Company Equity Plan” means each of the Company’s 2003 Stock Option/Stock Issuance Plan and the Company’s 2013 Stock Option/Stock Issuance Plan, each as amended.

“Company Noteholders” means the holders of either a Company Junior Note and/or a Company Senior Note, as applicable.

“Company Junior Noteholder” means the holder of one or more Company Junior Notes.

“Company Junior-Only Noteholder” means the holder of a Company Junior-Only Note, which, for the avoidance of doubt, does not include any Company Senior Noteholder.

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“Company Junior Noteholder Indebtedness” means the principal balance due under each Company Junior Note, with all accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses, and all such other amounts related to or arising out of each Company Junior Note.

“Company Junior-Only Noteholder Indebtedness” means the principal balance due under each Company Junior-Only Note, with all accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses, and all such other amounts related to or arising out of each Company Junior-Only Note.

“Company Junior Notes” means those certain Base Promissory Notes and Premium Promissory Notes (including the Company Junior-Only Notes) in the aggregate principal amount of $2,500,000.00 issued by the Company pursuant to that certain Note and Warrant Purchase Agreement dated February 3, 2014, as amended, by and among the Company, the holders of such notes and the other parties thereto, as amended, supplemented and modified as of the date of this Agreement.

“Company Junior-Only Notes” means those certain Base Promissory Notes in the aggregate principal amount of $435,215.05 issued by the Company pursuant to that certain Note and Warrant Purchase Agreement dated February 3, 2014, as amended, by and among the Company, the holders of such notes and the other parties thereto, to those certain noteholders who do not also hold Company Senior Notes, as amended, supplemented and modified as of the date of this Agreement.

“Company Noteholder Indebtedness” means (i) the Company Junior Noteholder Indebtedness plus (ii) the Company Senior Noteholder Indebtedness.

“Company Noteholder Principal Indebtedness” means the principal balance due under each Company Note.

“Company Notes” means collectively, the Company Senior Notes and the Company Junior Notes.

“Company Offerings” means any and all products or services designed, developed, offered, licensed, provided, sold, distributed or otherwise exploited by the Company, or any products or service offerings currently under design or development by or for the Company.

“Company Options” means all issued and outstanding options to purchase shares of Common Stock.

“Company Preferred Stock” means the Preferred Stock of the Company, $0.001 par value per share, which Preferred Stock is designated as either Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

“Company Senior Noteholder” means the holder of one or more Company Senior Notes.

“Company Senior Noteholder Indebtedness” means the aggregate Company Senior Noteholder Principal Indebtedness, with all accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expense, and all such other amount related to or arising out of the Company Senior Notes.

“Company Senior Noteholder Principal Indebtedness” means the aggregate principal balance due under the Company Senior Notes.

“Company Senior Notes” means those certain Subordinated Secured Promissory Notes in the aggregate principal amount of $[***] issued by the Company pursuant to that certain Note Purchase Agreement dated August 28, 2014, as amended, by and among the Company, the holders of such notes and the other parties thereto, to those certain noteholders, as amended, supplemented and modified as of the date of this Agreement.

“Company Shares” means collectively, the shares of Common Stock that are issued and outstanding, and the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock that are issued and outstanding, in each case immediately prior to the Conversion.

“Company Stockholder” means each holder of Company Shares (after giving effect to the Conversion) immediately prior to the Effective Time.

“Company’s Knowledge” or any similar phrase means the collective knowledge of any officer or management-level Employee of the Company, and the following Employees and contractors of the Company: […]. An individual will be deemed to have knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter or (b) a prudent individual would be reasonably likely to discover or otherwise become aware of that fact or matter in the course of performance of their duties for the Company and after due inquiry, but without, in the case of any matter relating solely to the Company, making inquiry of any customers, clients or suppliers of the Company.

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“Company Transaction Documents” means those Transaction Documents to which the Company is or, as of the Closing, will be, a party.

“Company Transaction Expenses” means (a) all costs, fees and expenses payable to third parties (including all fees and disbursements of counsel, investment banks, financial advisors and accountants) incurred by or on behalf of the Company on or prior to the Closing in connection with the Contemplated Transactions, the negotiation and preparation of this Agreement, the other Transaction Documents, and the other documents and agreements required to effectuate the Closing, and the performance of this Agreement and the other Transaction Documents and the Transaction, whether or not invoiced or billed prior to the Closing, (b) any such fees, costs, expenses, payments and expenditures incurred by any Company Stockholder or Company Senior Noteholder paid for, or required to be paid for, by the Company, (c) fifty percent (50%) of all Transfer Taxes, (d) all transaction bonus, discretionary bonus, change of control payment, retention, severance or other payments or other forms of compensation that are created, accelerated, accrue or become payable by the Company as a result of or relating to the Closing or the Contemplated Transactions, including the Bonus Pool Amount, and any payroll, employment or similar Taxes incurred or to be incurred by the Company in connection therewith, together with all Taxes and other amounts required to be paid by the Company in connection with any of the foregoing or to be paid in connection with any payment of any of the consideration contemplated by this Agreement, (e) one hundred percent (100%) of all costs and expenses related to the D&O Tail Policy, including, without limitation, the total premium, underwriting costs, brokerage commission, due diligence fees, Taxes related to such policy and other fees and expenses associated with such policy, other than the retention to be paid under the D&O Tail Policy, which will be borne by Parent, subject to the last sentence of Section 5.07, and (f) any and all severance and other similar payments owed to Lisa Frankovitch under that certain Terms of Employment, dated as of June 8, 2021, and any other similar or related agreement thereto.

“Company Warrants” means all issued and outstanding warrants to purchase shares of Company Preferred Stock.

“Consent” means any consent, approval, authorization, waiver, filing or notification required to be obtained by the Company from, filed by the Company with, or delivered by the Company to, any Person in connection with the consummation of the Contemplated Transactions.

“Consideration Pool Amount” means an amount equal to $50,000.00.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement and the Transaction Documents.

“Contract” means any written or oral contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement.

“Copyrights” means all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals, and all rights corresponding the foregoing throughout the world, including rights to prepare, reproduce, perform, display, and distribute copyrighted works and copies, compilations and derivative works thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority or public health agency in connection with or in response to COVID-19, including, but not limited to, the CARES Act and all OSHA and CDC guidelines and requirements, such as social distancing, cleaning, and other similar or related measures.

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“Data Protection Legislation” means all statutes, enacting instruments, common law, regulations, directives, codes of practice, guidance notes, decisions, recommendations and the like (in any jurisdiction, including the United States) concerning either the protection or processing of Personal Data.

“Deferred Payroll Taxes” means any Taxes payable by the Company that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (b) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).

“Deferred Revenue Amount” means an amount equal to those prepayments by customers to the Company as of the Closing for technical services to be provided by the Company.

“Deferred Tax Obligations” means any Taxes arising from circumstances occurring on or prior to the Closing Date for which payment is not required until after the Closing, including any Deferred Payroll Taxes and any Taxes arising in a Taxable period beginning after the Closing Date with respect to prepaid income or deferred revenue received on or prior to the Closing Date.

“Disclosure Schedule” means the schedules attached hereto as Exhibit F.

“Earn-Out First Measuring Period” means the period beginning on the first day following the Closing Date and ending on March 31, 2023.

“Earn-Out Payment” and “Earn-Out Payments” means the Earn-Out Advance and the Total Earn-Out Payment.

“Earn-Out Payment Period” means the Earn-Out First Measuring Period or the Earn-Out Total Measuring Period.

“Earn-Out Total Measuring Period” means the period beginning on the first day following the Closing Date and ending on September 30, 2023.

“Employee Benefit Plans” means (a) each “employee benefit plan,” as defined in Section 3(3) of ERISA and (b) each and every other written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation, employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension, deferred compensation, profit-sharing, bonuses, stock options or other equity-based compensation, other forms of incentive compensation, post-retirement insurance benefits, fringe benefits, other material benefits or any of the foregoing, entered into, maintained, contributed to, or required to be contributed to by the Company, with respect to which the Company has or, to the Company’s knowledge, may in the future have any Liability (whether contingent or otherwise), or maintained or provided by any other Person for the benefit of any Employee or consultant of the Company.

“Environmental Law” means any Law relating to the protection of human health, safety or the environment.

“Environmental Permits” means any Permit relating to any Environmental Law or the use of land or the Company operations.

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“Equity Interests” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing entity, (b) subscriptions, calls, warrants, options or commitments of any kind or character entitling any Person to acquire, any equity interests referred to in subsection (a) above, and (c) securities convertible into or exercisable or exchangeable for equity interests referred to in subsection (a) above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital.

“Final Closing Statement” means the Preliminary Closing Statement as finally determined and adjusted (if applicable) pursuant to Section 1.09.

“First Measuring Period Revenue” means the Qualifying Revenue for the Earn-Out First Measuring Period.

“Fraud” means an actual and intentional misrepresentation of a representation or warranty expressly stated by a Party in Article II or Article III of this Agreement; provided, that: (a) such representation or warranty was false or inaccurate at the time such representation or warranty was made; (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) without any duty of inquiry or investigation, that such representation or warranty was false or inaccurate when made; (c) such Party had the specific intent to deceive the other Party and induce such other Party to enter into this Agreement; and (d) such other Party reasonably relied on such false or inaccurate representation or warranty in entering into this Agreement. For the avoidance of doubt, “Fraud” shall not include any cause of action, including fraud, based on constructive or imputed knowledge, negligence or recklessness.

“Fundamental Representations” means the representations set forth in Section 2.01 (Organization and Good Standing) (excluding the representations set forth in the third and fourth sentences of Section 2.01), Section 2.02 (Power and Authorization; Enforceability), Section 2.04 (Capitalization; Ownership), Section 2.18 (Tax Matters) (excluding the representations set forth in subsection (l) and subsection (o) of Section 2.18), Section 2.24 (Brokers), and Section 2.25 (No Subsidiaries).

“GAAP” means, with respect to a Person, generally accepted accounting principles in the United States consistently applied by such Person.

“Governing Documents” means, with respect to a Person, (a) its articles or certificate of incorporation and bylaws, articles of organization and operating agreement, certificate of formation and limited liability company agreement or certificate of partnership and partnership agreement (or equivalent creation, formation, or organizational documents) and (b) any amendment or supplement to the foregoing.

“Governmental Authority” means (a) the government of any country, (b) the government of any state, commonwealth, province, county, city, territory, or possession or (c) any political subdivision, courts, departments, commissions, boards, bureaus, tribunals, agencies or other instrumentalities of any of the foregoing in subparts (a) and (b).

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“Indebtedness” means, with respect to a Person, (a) all obligations of such Person in respect of borrowed money, including any paycheck protection program loan or obligation; (b) all obligations of such Person evidenced by a note, bond, debenture or similar instrument the payment of which such Person is responsible or liable; (c) all obligations of such Person created or arising under any capital lease, conditional sale, consignment or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), contingent or otherwise; (d) all obligations of such Person in respect of any letters of credit, acceptances and similar obligations created for the account of such Person, and all other extensions of credit for such Person; (e) all obligations representing the deferred purchase price of property or services (other than trade payables in the Ordinary Course) in respect of which such Person is liable, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities), including the Deferred Revenue Amount in an amount not to exceed $500,000; (f) all interest rate swaps, collars, caps and similar hedging obligations; (g) all obligations secured by any Lien on property of such Person; (h) all obligations of such Person under synthetic leases; (i) Deferred Tax Obligations; (j) declared and unpaid dividends and other distributions; (k) all interest, costs, fees, premiums and penalties that may be incurred in connection with the repayment, reimbursement, acceleration, satisfaction, termination or cancellation of any of the foregoing; (l) Taxes of the Company accrued in any Pre-Closing Tax Period which remain unpaid, (m) other than bonuses payable and actually paid pursuant to the Bonus Plan, accrued and unpaid bonuses and accrued and unpaid vacation of the Company or other paid time off of the Company (including the amount of the employer portion of any payroll, employment or similar Taxes with respect thereto) and (n) any of the foregoing of any other third party that is guaranteed, directly or indirectly, by such Person.

“Intellectual Property” means all common law, statutory, and treaty rights in any jurisdiction throughout the world in, arising out of, or associated with: (a) Patents, (b) Trademarks, (c) internet domain names, (d) Copyrights, (e) industrial designs, (f) trade secrets, confidential information, and proprietary information, (g) all rights in databases and data collections, (h) all moral and economic rights of authors and inventors, however denominated, and (i) all other intellectual property and proprietary rights.

“IT Systems” means any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in the conduct of the Business.

“Law” or “Laws” means any federal, national, provincial, state, local, foreign or other law (both common and statutory law and civil and criminal law), statute, rule, regulation, treaty, ordinance, convention, rule, code, decree, Order, writ, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations or restrictions) or other order, or other requirement or rule of law of any Governmental Authority.

“Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, vested or unvested, executory, determined, determinable or otherwise, including any liability for Taxes.

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“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, adverse interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock or shares, any option or other right to purchase or any restriction on voting or other rights.

“Losses” means any and all damages, losses, charges, Liabilities, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable and documented attorneys’ fees and out of pocket disbursements, including fees and disbursements to determine whether such claims or Losses are indemnifiable), including in connection with any of the proceedings sustained or incurred as a result of a Third Party Claim; provided, however, that Losses shall not include (a) any exemplary damages (including any lost profits or any amount of Loss calculated based on a multiple of revenue, EBITDA or other similar metric) or (b) any punitive damages except to the extent such punitive damages are actually paid to a third party in connection with a Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets (including intangible assets) or Liabilities of the Company, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute a Material Adverse Effect: (a) conditions or changes in general economic or political conditions; (b) conditions or changes affecting the Company’s industry generally; (c) acts of war (whether or not declared), terrorism, sabotage, military actions or the escalation thereof; (d) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; (f) any changes in applicable Laws or accounting rules; (g) the announcement, pendency or completion of the Contemplated Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (h) any acts of God, natural disasters or epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening thereof (including the economic, regulatory and political changes resulting from any epidemic, pandemic or disease outbreak (including the COVID-19 virus)); (i) any change in the markets for commodities or supplies used in connection with the business of the Company; or (j) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), provided that in the case of each of clauses (a), (b), (c), (d), (f), (h) and (i), such event, occurrence, fact, condition or change shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Net Working Capital” means (a) all current assets of the Company determined in accordance with GAAP (provided, however, that such current assets shall exclude any cash or cash equivalents (including Cash), intangible assets, tax assets and goodwill of the Company,) less (b) all liabilities of the Company determined in accordance with GAAP (provided, however, that such liabilities shall exclude any Closing Indebtedness or Company Transaction Expenses).

“Note and Warrant Termination Agreement” shall mean that certain note and warrant termination agreement, in the form attached hereto as Exhibit G, which shall provide that (among other things) (i) the Company Notes held by Company Noteholders that are also holders of Series F Warrants and (ii) the Series F Warrants held by Company Noteholders shall be terminated and cancelled in full without any further Liability or obligations of Parent, the Company, Merger Sub or the Surviving Corporation or any of their respective Affiliates or Representatives in consideration for such Company Senior Noteholder’s Pro Rata Portion of the Estimated Merger Consideration, as such amount may be adjusted pursuant to Section 1.09 hereof, or such Company Junior-Only Noteholder’s Company Junior-Only Noteholder Indebtedness.

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“Note Termination Agreement” shall mean that certain note termination agreement, in the form attached hereto as Exhibit H, which shall provide that (among other things) the Company Senior Notes held by Company Noteholders that do not hold Series F Warrants shall be terminated and cancelled in full without any further Liability or obligations of Parent, the Company, Merger Sub or the Surviving Corporation or any of their respective Affiliates or Representatives in consideration for such Company Senior Noteholder’s Pro Rata Portion of the Estimated Merger Consideration, as such amount may be adjusted pursuant to Section 1.09 hereof.

“Order” means any judgment, decision, order, decree, determination, decision, stipulation writ, injunction or ruling made, entered, rendered, issued or otherwise put in effect by any Governmental Authority or arbitrator.

“Ordinary Course” means in the ordinary course of the Business, consistent with past practices.

“Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company, including the Owned Registered Intellectual Property.

“Owned Registered Intellectual Property” means all U.S. and foreign: (i) Patents; (ii) registrations and applications for Trademarks; (iii) registrations and applications for Copyrights; (iv) registered mask works and applications to register mask works; and (v) domain name registrations; in each of the foregoing (i)-(v) owned, filed in the name of, or applied for by the Company with a Governmental Authority or domain name registrar, whether alone or jointly with others.

“Parent Transaction Documents” means those Transaction Documents to which Parent or Merger Sub is or, as of the Closing, will be, a party.

“Patents” means United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator.

“Per Share Amount” means the amount equal to the Consideration Pool Amount divided by the number of Company Shares (on an as-converted to Common Stock basis and after giving effect to the Conversion).

“Permit” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.

“Permitted Liens” means (a) statutory liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Financial Statements; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course or amounts that are not delinquent and which are not, individually or in the aggregate, material in amount or effect to the business of the Company; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Real Property, which are not, individually or in the aggregate, material in amount or effect to the business of the Company; or (d) liens, whether arising under contract or by operation of law, under original purchase price conditional sales contracts, equipment leases and title retention provisions under standard form supplier contracts with third parties entered into in the Ordinary Course which are not, individually or in the aggregate, material in amount or effect to the business of the Company.

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“Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural person.

“Pre-Closing Tax Period” means any period (or portion thereof) ending on or prior to the Closing Date, including the pre-Closing portion of the Straddle Period.

“Pre-Closing Taxes” means any and all Taxes (i) imposed on the Company for a Pre-Closing Tax Period; (ii) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (iii) of any Person imposed on the Company as a transferee or successor, by Contract, indemnification agreement or otherwise, or pursuant to any Law, which Taxes relate to an event, agreement or transaction occurring on or before the Closing Date; or (iv) that are Deferred Payroll Taxes.

“Proceeding” means any action, proceeding, arbitration, audit, hearing, investigation, inquiry, examination, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Pro Rata Portion” means, with respect to each Company Senior Noteholder, the applicable percentage set forth opposite the name of such Company Senior Noteholder under the column titled “Pro Rata Portion” in the Distribution Waterfall.

“Remedies Exception” means applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Requisite Stockholder Approval” means (i) the approval and adoption of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, by holders holding a majority of the outstanding Company Shares (on an as converted to Common Stock basis) as of immediately prior to the Effective Time, (ii) the approval and adoption of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, by holders holding sixty-six percent (66%) of the outstanding shares of Company Preferred Stock as of immediately prior to the Conversion and (iii) the approval of the Conversion by holders holding sixty-six percent (66%) of the outstanding shares of Company Preferred Stock as of immediately prior to the Conversion.

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“Sellers’ Insurance Policy” means the representations and warranties insurance policy purchased by the Company Senior Noteholders for the benefit of Parent, issued by AIG Specialty Insurance Company or an affiliated thereof.

“Series A Preferred Stock” means the Series A-1 Preferred Stock of the Company, $0.001 par value per share and Series A-2 Preferred Stock of the Company, $0.001 par value per share.

“Series B Preferred Stock” means the Series B-1 Preferred Stock of the Company, $0.001 par value per share and Series B-2 Preferred Stock of the Company, $0.001 par value per share.

“Series C Preferred Stock” means the Series C-1 Preferred Stock of the Company, $0.001 par value per share and Series C-2 Preferred Stock of the Company, $0.001 par value per share.

“Series D Preferred Stock” means the Series D Preferred Stock of the Company, $0.001 par value per share.

“Series E Preferred Stock” means the Series E Preferred Stock of the Company, $0.001 par value per share.

“Series F Preferred Stock” means the Series F Preferred Stock of the Company, $0.001 par value per share.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.”

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding capital stock, shares or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, capital stock, shares or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, or other entity have or might have voting power by reason of the happening of any contingency).

“Target Working Capital” means $3,100,000.

“Tax” or “Taxes” means (a) any and all national, federal, state, regional (including autonomous community), local, foreign or other taxes, assessments, contributions, public prices, fees, levies, imposts, duties, charges or similar amounts (including income, gross income or profits taxes, premium taxes, excise taxes and sales taxes, withholding taxes, backup withholding taxes, fringe benefit taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, stamp duties, employment, workers compensation and payroll related taxes, social security and national insurance contributions, property taxes, business license taxes, occupation taxes, inheritance taxes, premium, windfall profits, environmental, customs duties, capital share, franchise, unemployment, disability, harmonized sales, production, occupancy, utility, services, municipal, real property, capital gain, transfer and gain, all surtaxes, countervail and anti-dumping, all license, franchise and registration fees, import and export duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto; or (b) any Liability for any such items described in clause (a) that is imposed by reason of being a member of an affiliated, consolidated, combined, unitary or similar group (including pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of applicable Law), as a transferee, successor, or indemnitor, by Contract or otherwise.

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“Tax Return” means all federal, state, local, provincial and foreign return, declaration, report, or information return or statement relating to Taxes, including any schedules and amendments thereto.

“Technology” means collectively, all designs, formulas, methods, processes, schematics, technical drawings, specifications, algorithms, procedures, techniques, ideas, know-how, software, computer programs (whether in source code, object code or human readable form), tools, inventions, creations, trade secrets, improvements, works of authorship, other similar materials and content and all recordings (including voice recordings), graphs, drawings, reports, analyses, and other writings.

“Total Measuring Period Revenue” means the Qualifying Revenue for the Earn-Out Total Measuring Period.

“Trademarks” means all trademarks, service marks, trade dress, trade names or corporate names, and any registrations or applications for any of the foregoing, together with all of the goodwill associated therewith.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the Note and Warrant Termination Agreements, the Note Termination Agreements, the Warrant Termination Agreement, and the other agreements, certificates, schedules and other documents contemplated by or delivered or executed by the Parties in connection with this Agreement.

“Warrant Termination Agreement” shall mean that certain warrant termination agreement, in the form attached hereto as Exhibit I, which shall provide that (among other things) the WTI Warrants shall be terminated and cancelled in full without any further Liability or obligations of Parent, the Company, Merger Sub or the Surviving Corporation or any of their respective Affiliates or Representatives.

“WTI Warrants” means warrants to purchase shares of Series F Preferred Stock held, in each case, by Venture Lending & Leasing VI, LLC or Venture Lending & Leasing VII, LLC.

Other capitalized terms defined elsewhere in the Agreement and not defined in this Exhibit A will have the meanings assigned to such terms in this Agreement.

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Exhibit B

Certificate of Merger

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Exhibit C

ESTIMATED CLOSING DATE FINANCIAL CERTIFICATE AND DISTRIBUTION WATERFALL

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Exhibit D

Letter of Transmittal

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Exhibit E

Written Consent

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Exhibit F

Disclosure Schedule

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Exhibit G

Note AND WARRANT Termination Agreement

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Exhibit H

NOTE Termination Agreement

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Exhibit I

WARRANT TERMINATION AGREEMENT

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EXHIBIT J

BONUS PLAN

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